Filed Pursuant to Rule 424(b)(2)

Registration No. 333-112708

€1,000,000,000

4 3/4% Fixed/Floating Rate Callable Subordinated Notes, due 2019

This global prospectus supplement and the attached prospectus describe our €1,000,000,000 Bank of America Corporation 4 3/4% Fixed/Floating Rate Callable Subordinated Notes, due 2019. We will pay interest on the notes at (1) a fixed rate of 4 3/4% per annum from May 6, 2004 to, but excluding, May 6, 2014 and (2) a floating rate equal to three-month EURIBOR plus 1.46% from May 6, 2014 to, but excluding, the maturity date of May 6, 2019. During the fixed rate period, interest is payable annually on each May 6, beginning May 6, 2005. During the floating rate period, interest is payable quarterly on each February 6, May 6, August 6, and November 6, beginning August 6, 2014.

We have the right to redeem all, but not less than all, of the notes on May 6, 2014. We also may redeem all of the notes if we are required to pay additional amounts to you following a change in United States tax laws or regulations.

The notes are unsecured and rank junior to our senior indebtedness and equally with our other subordinated indebtedness from time to time outstanding. The notes are issued in denominations of €1,000, €10,000, and €100,000.

We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. We do not intend to list the notes on any other securities exchange.

Our notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our notes are not guaranteed by Bank of America, N.A. or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. You should consider the information in the “ Risk Factors” section beginning on page S-4.

None of the Securities and Exchange Commission, any state securities commission, or the Luxembourg Stock Exchange has approved or disapproved of these notes or passed upon the adequacy or accuracy of this global prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.781%	€997,810,000
Underwriting discount	0.450%	4,500,000

Proceeds (before expenses)	99.331%	993,310,000

We will deliver the notes in book-entry only form through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about May 6, 2004, against payment in immediately available funds in euro. You will pay accrued interest from May 6, 2004 if settlement occurs after that date.

The underwriters expect to offer the notes for sale primarily outside of the United States. Banc of America Securities Limited, acting through Banc of America Securities LLC, as its U.S. selling agent, and the other underwriters, acting through their U.S. affiliates or other U.S. broker-dealers, also may offer the notes in the United States.

Sole Book-Runner

Banc of America Securities Limited

Banca IMI

Banco Bilbao Vizcaya Argentaria, S.A.

BNP PARIBAS

Credit Suisse First Boston

HVB Corporates & Markets

ING Financial Markets

Santander Central Hispano

The Royal Bank of Scotland

Global Prospectus Supplement to Prospectus dated April 14, 2004

April 27, 2004

ABOUT THIS GLOBAL PROSPECTUS SUPPLEMENT

This global prospectus supplement describes the specific terms of the notes and supplements the description of the debt securities included in the attached prospectus. In considering an investment in the notes, you should rely only on the information included or incorporated by reference in this global prospectus supplement and the attached prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If information in this global prospectus supplement is inconsistent with the attached prospectus, the information in this global prospectus supplement supersedes the information in the attached prospectus. The delivery of this global prospectus supplement, at any time, does not imply that there has been no change in our affairs since the date of this global prospectus supplement or that the information in this global prospectus supplement or the attached prospectus is correct as of any time after that date.

This global prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy the notes in any jurisdiction in which that offer or solicitation is unlawful. The distribution of this global prospectus supplement and the attached prospectus and the offering of the notes in some jurisdictions may be restricted by law. If you have received this global prospectus supplement and the attached prospectus, you should find out about and observe these restrictions. See “Underwriting.”

This global prospectus supplement and the attached prospectus include information provided in order to comply with the rules governing the listing of the notes on the Luxembourg Stock Exchange. We are responsible for the accuracy of the information contained or incorporated by reference in this global prospectus supplement and the attached prospectus. We confirm, after reasonable inquiry, that to the best of our knowledge and belief, we have not omitted any other fact that would make any statement contained or incorporated by reference in this global prospectus supplement and the attached prospectus misleading in any material respect.

THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS, AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS.

References in this global prospectus supplement to “$” and “dollars” are to the currency of the United States of America; references to “€” and “euro” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to Article 109g of the Treaty establishing the European Communities, as amended by the Treaty on European Union, as amended by the Treaty of Amsterdam.

For your convenience, this global prospectus supplement contains translations of euro amounts into U.S. dollars. U.S. dollar amounts have been translated from euro at the rate of €1.00 = 1.1927, the noon buying rate in New York City for cable transfers in euro as announced by the Federal Reserve Bank of New York for customs purposes on April 27, 2004.

Capitalized terms used, but not defined, in this global prospectus supplement are defined in the attached prospectus.

In connection with the offering, Banc of America Securities Limited, or any person acting for it, may effect transactions which stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise. This stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

RISK FACTORS

The notes are not denominated in U.S. dollars—that is, the principal and interest are payable in euro, and not U.S. dollars. Your decision to purchase the notes should be made only after carefully considering the currency risks and other risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the significant terms and conditions of the notes or financial matters in general.

The information in this global prospectus supplement and the attached prospectus is directed to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related or other risks particular to their investment.

Exchange Rates and Controls May Affect the Notes’ Value or Return

The notes have significant risks that are not associated with a similar investment in a conventional debt security payable solely in U.S. dollars. These risks include possible significant changes in rates of exchange between the U.S. dollar and the euro and the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally are influenced by factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

Rates of exchange between the U.S. dollar and other currencies, including euro, have been highly volatile. Fluctuations in currency exchange rates could affect adversely an investment in these euro-denominated notes. Depreciation of the euro against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the notes, including the principal payable at maturity. That, in turn, could cause the market value of the notes to fall. Depreciation of the euro against the U.S. dollar could result in a loss to you on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in the Notes

Currency exchange rates either can float or be fixed by sovereign governments. Governments or governmental bodies, including the European Central Bank, may intervene in their economies to alter the exchange rates or exchange characteristics of their currencies. For example, a central bank may intervene to devalue or revalue a currency or to replace an existing currency. In addition, a government may impose regulatory controls or taxes to affect the exchange rate of its currency. As a result, the yield or payout of a euro-denominated note could be affected significantly and unpredictably by governmental actions. Changes in exchange rates could affect the value of the notes as participants in the global currency markets move to buy or sell euro or U.S. dollars in reaction to those developments.

If a governmental authority imposes exchange controls or other conditions, such as taxes on the transfer of euro, there may be limited availability of euro for payment on the notes at their maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

We Will Make Payments in U.S. Dollars if We Are Unable to Obtain or Make Payment in Euro

Under the terms of the notes, if at or about the time when a payment on the notes comes due, the euro is subject to convertibility, transferability, market disruption, or other conditions affecting its availability because of circumstances beyond our control, we may make the payment in U.S. dollars instead of euro. These circumstances could include the imposition of exchange controls or our inability to obtain euro because of a disruption in the currency markets for euro. The exchange rate used to make payment in U.S. dollars may be based on limited information and would involve significant discretion on the part of our exchange agent. As a result, the value of the payment in U.S. dollars may be less than the value of the payment you would have received in euro if euro had been available.

We Will Not Adjust the Notes to Compensate for Changes in Currency Exchange Rates

We will not make any adjustments in or changes to the terms of the notes for changes in the exchange rate for euro, including any devaluation, revaluation, or imposition of exchange, or other regulatory controls or taxes, or for other developments affecting the euro, the U.S. dollar, or any other currency. Consequently, you will bear the risk that your investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Note, You May Bear Currency Exchange Risk

The notes are governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on the notes denominated in euro would be required to render the judgment in euro. In turn, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, you would bear currency exchange risk until judgment is entered, which could be a long time.

In courts outside of New York, you may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

Our Right to Redeem the Notes May Limit Your Return on the Notes.

We have the right to redeem all, but not less than all, of the notes on May 6, 2014. That redemption may occur at a time when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable replacement security at an effective interest rate as high as the interest rate on the redeemed notes.

BANK OF AMERICA CORPORATION

General

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Bank of America Corporation was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation. We provide a diversified range of banking and nonbanking financial services and products in 29 states and the District of Columbia and in selected international markets. We provide services and products through four business segments: (1) Consumer and Small Business, (2) Commercial Banking, (3) Global Corporate and Investment Banking, and (4) Wealth and Investment Management.

On October 27, 2003, we entered into an Agreement and Plan of Merger with FleetBoston Financial Corporation, or “FleetBoston,” providing for the merger of FleetBoston with and into us (the “FleetBoston Merger”). The FleetBoston Merger closed on April 1, 2004, and we were the surviving corporation in the transaction. Following the FleetBoston Merger, our principal banking subsidiaries are Bank of America, N.A. and Fleet National Bank (the “Banks”). Additional financial information in connection with the FleetBoston Merger is included in our Form 8-K/A filed April 14, 2004, and is available at the SEC’s website at www.sec.gov.

Acquisitions and Sales

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries, or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

RECENT DEVELOPMENTS

Recent Financial Information

On April 14, 2004, we reported earnings for the quarter ended March 31, 2004. The press release containing that unaudited financial information was filed with the SEC in our current report on Form 8-K dated April 14, 2004 and is incorporated by reference into this global prospectus supplement. Copies of the Form 8-K are available at the SEC’s website at www.sec.gov.

Litigation

On March 2, 2004, Italian authorities advised us that our activities and certain former or current employees in Milan are being investigated in connection with Parmalat Finanziera SpA. We, through certain of our subsidiaries, have provided financial services to Parmalat and its related entities.

On January 8, 2004, Italian authorities identified Luca Sala, a former employee, as a subject of the investigation. On March 2, 2004, Italian authorities advised us that three additional employees in the Milan office are being investigated, two of whom have submitted letters of resignation.

On March 18, 2004, our counsel in Italy was informed by the Public Prosecutor’s Office for the Court of Milan, Italy that a request had been filed with the Court of Milan for an accelerated trial with respect to us for administrative liability arising out of the actions of several of our former employees who allegedly committed illegal acts relating to Parmalat. We also were informed that three of our former employees, Antonio Luzi, Luis Moncada, and Luca Sala, were also the subject of a request for accelerated trial. Those requests were rejected by the court. We do not believe that the proposed charges against us are supported by the facts, and will defend these charges vigorously.

We have provided information to, and continue to cooperate fully with, various governmental entities, including the SEC and Italian authorities. We cannot determine at this time the eventual outcome, timing, or impact of the investigation or matters related to Parmalat.

RATIOS OF EARNINGS TO FIXED CHARGES

The consolidated ratio of earnings to fixed charges for (1) Bank of America for each of the years in the five-year period ended December 31, 2003; and (2) Bank of America and FleetBoston prepared using unaudited pro forma condensed combined financial information of Bank of America and FleetBoston for the year ended December 31, 2003 are as follows:

	Year Ended December 31,					Unaudited Pro Forma Bank of America/ FleetBoston Combined–Year Ended December 31, 2003(1)
	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.8	3.1	2.1	1.8	2.2	3.9
Including interest on deposits	2.5	2.1	1.6	1.5	1.6	2.5

(1)	The pro forma information assumes that we had been combined with FleetBoston on January 1, 2003, on a purchase accounting basis. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” included in our Form 8-K/A filed with the SEC on April 14, 2004.

CAPITALIZATION

The following table sets forth: (1) our outstanding long-term debt as of December 31, 2003; (2) the pro forma combined outstanding long-term debt of Bank of America and FleetBoston as of December 31, 2003; and (3) the pro forma combined outstanding long-term debt of Bank of America and FleetBoston as adjusted for the issuance and maturity of some of the Bank of America and FleetBoston long-term debt during the period beginning January 1, 2004 through April 27, 2004. As of the date of this global prospectus supplement, there has been no material change in our capitalization since December 31, 2003, except as described in the table below and the related notes.

	Bank of America Actual	Unaudited Pro Forma Bank of America/FleetBoston Combined December 31, 2003 (1)	Unaudited Pro Forma As Adjusted Bank of America/FleetBoston Combined (1)
		(Amounts in millions)
LONG-TERM DEBT:
Senior debt
Bank of America Corporation	$36,887	$41,816	$45,413
Subsidiaries (2)	12,862	16,976	18,207

Total senior debt	$49,749	$58,792	$63,620

Subordinated debt
Bank of America Corporation	$19,041	$22,098	$21,617
4 3/4% Fixed/Floating Rate Callable Subordinated Notes (3)	—	—	1,193
Subsidiaries (2)	308	2,508	2,508

Total subordinated debt	$19,349	$24,606	$25,318

Junior subordinated debt
Bank of America Corporation	$5,472	$8,729	$8,729
Subsidiaries (2)	773	773	773

Total junior subordinated debt	$6,245	$9,502	$9,502

Pro forma adjustments	$—	$912	$912

Total long-term debt	$75,343	$93,812	$99,352

SHAREHOLDERS’ EQUITY (4):
Preferred stock, $0.01 par value (5)	54	325	325
Common stock, $0.01 par value (6)	14	45,889	45,889
Retained earnings	50,213	50,213	50,213
Accumulated other comprehensive income	(2,148)	(2,305)	(2,305)
Other	(153)	(153)	(153)

Total shareholders’ equity	$47,980	$93,969	$93,969

	$123,323	$187,781	$193,321

(1)	This pro forma information assumes that Bank of America and FleetBoston had been combined on December 31, 2003, on a purchase accounting basis. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” included in our Form 8-K/A filed April 14, 2004.

(2)	These obligations are direct obligations of our subsidiaries and, as such, constitute claims against those subsidiaries prior to our equity interest in those subsidiaries.

(3)	Using a conversion rate of € 1.00 = $1.1927.

(4)	At December 31, 2003, under the stock repurchase program authorized by our Board of Directors on January 22, 2003, the remaining buyback authority for our common stock totaled 24 million shares. On January 28, 2004, our Board of Directors authorized a stock repurchase program for up to an additional 90 million shares of our common stock at an aggregate cost of $9 billion.

(5)	At December 31, 2003, we were authorized to issue 100 million shares of preferred stock and had approximately 1.3 million shares issued and outstanding. As of April 1, 2004, the number of authorized preferred shares was unchanged, and the approximate number of issued and outstanding shares was 2.4 million.

(6)	At December 31, 2003, we were authorized to issue 5 billion shares of common stock and had approximately 1.4 billion shares issued and outstanding. As of April 1, 2004, the number of authorized common shares had been increased to 7.5 billion, and the approximate number of issued and outstanding shares was 2.0 billion.

As of December 31, 2003, we had $2.6 billion of commercial paper and other short-term notes payable outstanding, and FleetBoston had $759 million of commercial paper and other short-term notes payable outstanding.

BANK OF AMERICA CORPORATION

SELECTED FINANCIAL DATA

The following table contains selected financial data (1) for Bank of America as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 derived from our audited financial statements; and (2) for Bank of America and FleetBoston prepared using unaudited pro forma condensed combined financial information combining the historical financial information of Bank of America and FleetBoston as of and for the year ended December 31, 2003 as if the closing date of the merger was January 1, 2003, in the case of the income statement related items, and December 31, 2003, in the case of the balance sheet related items. Certain prior period amounts have been reclassified to conform to current year classifications.

	Year Ended December 31,			Unaudited Pro Forma Bank of America/FleetBoston Combined — Year Ended
	2003	2002	2001	December 31, 2003 (1)
	(Amounts in millions except per share data)
Income statement:
Interest income	$31,643	$32,161	$38,293	$40,940
Interest expense	10,179	11,238	18,003	12,506
Net interest income	21,464	20,923	20,290	28,434
Noninterest income	16,422	13,571	14,348	21,385
Total revenue	37,886	34,494	34,638	49,819
Provision for credit losses	2,839	3,697	4,287	3,864
Gains on sales of securities	941	630	475	1,069
Noninterest expense	20,127	18,436	20,709	27,103
Income before income taxes	15,861	12,991	10,117	19,921
Income tax expense	5,051	3,742	3,325	6,598
Net income	10,810	9,249	6,792	13,323
Net income available to common shareholders	10,806	9,244	6,787	13,301
Average common shares issued and outstanding (in thousands)	1,486,703	1,520,042	1,594,957	2,069,046
Average diluted common shares issued and outstanding (in thousands)	1,515,178	1,565,467	1,625,654	2,100,520

Per common share data:
Earnings	$7.27	$6.08	$4.26	$6.43
Diluted earnings	7.13	5.91	4.18	6.33
Cash dividends paid	2.88	2.44	2.28	2.88

		December 31,		Unaudited Pro Forma Bank of America/FleetBoston Combined December 31, 2003 (1)
		2003	2002
		(Amounts in millions, except ratios and percentages)
Balance sheet (period-end):
Total loans and leases		$371,463	$342,755	$499,950
Total assets		736,445	660,951	966,506
Total deposits		414,113	386,458	552,177
Long-term debt		75,343	61,145	93,812
Trust preferred securities		—	6,031	—
Total shareholders’ equity		47,980	50,319	93,969
Allowance for loan and lease losses as a percentage of loan and leases outstanding		1.66%	1.85%	1.85%
Total equity to total assets		6.52	7.61	9.72

Capital ratios (period-end):
Risk-based capital
Tier 1		7.85	8.22	7.65
Total		11.87	12.43	11.48
Leverage ratio		5.73	6.29	5.96

(1)	For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” included in our Form 8-K/A filed with the SEC on April 14, 2004.

FLEETBOSTON FINANCIAL CORPORATION

SELECTED FINANCIAL DATA

The following table contains selected financial data for FleetBoston as of December 31, 2003 and December 31, 2002 and for each of the years in the three-year period ended December 31, 2003 derived from the audited financial statements of FleetBoston. This information should be read together with the audited financial statements of FleetBoston and the notes thereto, which are included in our Form 8-K/A, filed with the SEC on April 14, 2004.

	Year Ended December 31,
	2003	2002	2001
	(Amounts in millions, except per share amounts and ratios) (Prepared on a fully taxable equivalent basis)
For the Year:
Net interest income	$6,447	$6,483	$7,344
Noninterest	5,091	5,036	4,555
Total	11,538	11,519	11,899
Noninterest expense	6,501	6,404	7,977
Provision for credit	1,025	2,760	2,324
Income from continuing	2,555	1,524	968
Income/(loss) from discontinued	43	(336)	(37)
Net income	2,598	1,188	931

Per Common Share:
Basic earnings:
Continuing	$2.42	$1.44	$0.88
Net income	2.46	1.12	0.84
Diluted earnings:
Continuing	2.41	1.44	0.87
Net income	2.45	1.12	0.83
Market price (year-end)	43.65	24.30	36.50
Cash dividends	1.40	1.40	1.34
Book value (year-end)	16.94	15.78	16.61

Ratios:
Continuing operations:
Return on average assets(1)	1.32%	0.82%	0.48%
Return on average common equity	14.78	8.84	4.96
Net income:
Return on average assets	1.34	0.63	0.45
Return on average common equity	15.04	6.87	4.77
Common dividend payout ratio	56.91	125.00	159.52
Net interest	3.81	4.01	4.18
Common equity-to-assets (year-end)	8.99	8.70	8.51
Average total equity-to-assets	8.96	9.12	9.25

	December 31,
	2003	2002
	(Amounts in millions)
At Year-End:
Assets	$200,235	$190,453
Securities	31,370	30,425
Loans	128,949	120,380
Reserve for credit	3,074	3,864
Assets of discontinued operations	155	654
Deposits	137,764	125,814
Short-term borrowings	11,178	11,310
Long-term debt	17,557	20,581
Liabilities of discontinued operations	118	548
Total stockholders’ equity	18,280	16,833

(1)	Net income from continuing operations divided by total average assets less average assets of discontinued operations.

DESCRIPTION OF THE NOTES

General

You should read the following description of the 4 3/4% Fixed/Floating Rate Callable Subordinated Notes, due 2019 along with the “Description of Debt Securities” in the attached prospectus. The notes are our direct unsecured obligations. We will issue €1,000,000,000 of the notes in fully registered form without coupons, in denominations of €1,000, €10,000, and €100,000 as a single series of subordinated debt securities under the Subordinated Indenture.

The notes will rank equally with our other unsecured and subordinated indebtedness from time to time outstanding, other than subordinated indebtedness which is designated as junior to the notes. Payment of the principal of the notes or our other subordinated indebtedness may not be accelerated in the case of a default in the payment of amounts due under the notes or a default in the terms of our other obligations under the Subordinated Indenture. See “Description of Debt Securities—Subordination” in the attached prospectus.

The Subordinated Indenture allows us to “re-open” or later increase the total principal amount of this series of notes without notice to, or consent of, the existing noteholders by selling additional notes. We do not plan to inform existing noteholders if we re-open this series of notes. If, at the time of a re-opening, this series of notes is listed on the Luxembourg Stock Exchange, then, at the time of that re-opening, we will submit an application to list the additional notes to the Luxembourg Stock Exchange in accordance with its rules.

We may at any time purchase notes at any price or prices in the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell, or surrender the notes for cancellation to the trustee under the Subordinated Indenture. The Subordinated Indenture does not limit the amount of senior indebtedness or other obligations that we may issue.

The notes are redeemable at our option in whole on May 6, 2014, or upon the occurrence of certain tax events. See “—Optional Redemption” and “—Redemption for Tax Reasons.” The redemption price for the notes will be 100% of their face amount plus accrued interest to, but excluding, the date of the redemption. The notes are not subject to any sinking fund, which means that we will not deposit money on a regular basis in a separate custodial account to repay the notes.

Payments of Principal and Interest

The notes will accrue interest at a fixed rate of 4 3/4% during the fixed rate period, which will be from, and including, May 6, 2004 to, but excluding, May 6, 2014. During the fixed rate period, interest on the notes will be payable annually each May 6, beginning May 6, 2005. During the fixed rate period, interest payments on the notes will be made to the persons in whose names the notes are registered at the close of business on the April 30 preceding the interest payment date. We will calculate interest payments on the notes during the fixed rate period on the basis of the actual number of days in the interest period divided by 365 or 366, as applicable.

The notes will accrue interest at a floating rate during the floating rate period, which will be from, and including, May 6, 2014 to, but excluding, the maturity date of May 6, 2019 or an earlier redemption date. The interest rate for each interest period during the floating rate period will be adjusted quarterly and is a per annum rate equal to three-month EURIBOR plus 1.46%. Interest on the notes during the floating rate period will be paid quarterly in arrears on each February 6, May 6, August 6, and November 6, beginning August 6, 2014. We will make payments of interest to the holders of the notes on the designated record dates:

Interest Payment Date	Record Date
February 6	January 31
May 6	April 30
August 6	July 31
November 6	October 31

An interest period during the floating rate period will be the period commencing on an interest payment date and ending on the day preceding the next following interest payment date. The first interest period for the notes during the floating rate period is May 6, 2014 to, but excluding, August 6, 2014. The interest rate for each interest period in the floating rate period will be determined as described below under “—Determination of EURIBOR,” and interest will be calculated on the basis of the actual number of days elapsed and a year of 360 days.

If any interest payment date or the redemption date during the fixed rate period falls on a day that is not a business day, the required payment of principal and/or interest will be made on the next business day, and no additional interest will accrue on the payment as a result of that postponement. If any interest payment date, the redemption date, or the maturity date during the floating rate period falls on a day that is not a business day, the payment will be postponed to the next business day, and no additional interest will accrue on the amount of principal or interest due as a result of that postponement.

The term “business day” means any weekday that (1) is not a legal holiday in New York, New York, Charlotte, North Carolina, or Luxembourg, (2) is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed, and (3) is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System or any successor system is open for business (a “TARGET business day”).

All euro amounts resulting from the calculation of interest will be rounded to the nearest cent.

Initially, we will make principal and interest payments at the office of The Bank of New York, as trustee, 48th Floor, One Canada Square, London, E14 5AL. The Bank of New York is the authenticating and paying agent, registrar, and transfer agent for the notes.

Determination of EURIBOR

The notes will bear interest for each interest period during the floating rate period at a rate determined by The Bank of New York, acting as calculation agent. The interest rate for a particular interest period will be a per annum rate equal to three-month EURIBOR as determined on the interest determination date, plus 1.46%. The interest determination date for an interest period will be the second TARGET business day preceding that interest period. Promptly upon determination, the calculation agent will inform the trustee under the Subordinated Indenture and us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent will be binding and conclusive on the holders of notes, the trustee under the Subordinated Indenture, and us.

On any interest determination date, EURIBOR will be equal to the offered rate for deposits in euro having a maturity of three months, in amounts of at least €1,000,000, as that rate appears on Moneyline Telerate Page 248 at approximately 11:00 a.m., Brussels time, on that interest determination date. If Moneyline Telerate Page 248 is replaced by another service or ceases to exist, the calculation agent will use the replacing service or any other service that may be nominated by the person sponsoring the information appearing there for the purpose of displaying offered rates for deposits in euro. If no replacement service exists, the calculation agent shall determine EURIBOR as described in the next paragraph.

If no offered rate appears on Moneyline Telerate Page 248 on an interest determination date at approximately 11:00 a.m., Brussels time, then the calculation agent, after consultation with us, will select four major banks in the Euro-zone and will request each of their principal Euro-zone offices to provide a quotation of the rate at which three-month deposits in euro in amounts of at least €1,000,000 are offered by it to prime banks in the Euro-zone interbank market, on that date and at that time, that is representative of a single transaction at that time. If at least two quotations are provided, EURIBOR will be the arithmetic average of the quotations provided.

If at least two quotations are not provided, the calculation agent, after consultation with us, will select four major banks in the Euro-zone and will request each of them to provide a quotation of the rate offered by them, at approximately 11:00 a.m., Brussels time, on the interest determination date, for loans in euro to prime banks in the Euro-zone interbank market for a three-month period commencing on that date and in amounts of at least €1,000,000 that is representative of a single transaction at that time. If at least three quotations are provided, EURIBOR will be the arithmetic average of the quotations provided.

If three quotations are not provided, the rate of EURIBOR for the next interest period will be equal to the rate of EURIBOR for the then current interest period.

The Euro-zone is the region comprised of the member states of the European Union that have adopted the euro as their single currency.

Optional Redemption

The notes may be redeemed at our option, in whole and not in part, on May 6, 2014, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date, including any additional amounts. See “—Payment of Additional Amounts.”

After notice has been given as provided in the Subordinated Indenture and funds for the redemption of the notes have been made available to the paying agent on the redemption date, the notes will cease to accrue interest on and after the redemption date. Thereafter, the only right of holders of notes will be to receive payment of the redemption price.

Notice of any optional redemption will be given by us at least 30 calendar days before the date fixed for the redemption. Notice of redemption will be given as provided under “Registration and Settlement—Notices.”

If required under the Federal Reserve Capital Adequacy Rules, we will obtain the prior approval of the Federal Reserve Bank of New York before exercising our redemption rights.

The notes also may be redeemed prior to their maturity upon the occurrence of certain changes in United States taxation, as described below under “— Redemption for Tax Reasons.”

Payment of Additional Amounts

Subject to the exemptions and limitations set forth below, we will pay additional amounts to the beneficial owner of any note that is a non-United States person to ensure that every net payment on that note will not be less, due to the payment of United States withholding tax, than the amount then otherwise due and payable. For this purpose, a “net payment” on a note means a payment by us or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States. These additional amounts will constitute additional interest on the note.

We will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

(1)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note:

•	having a relationship with the United States as a citizen, resident, or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past;

•	having or having had a permanent establishment in the United States; or

•	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note being or having been a:

•	personal holding company;

•	foreign personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid U.S. federal income tax.

(4)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote.

(5)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note being a bank extending credit under a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6)	Additional amounts will not be payable to any beneficial owner of a note that is:

•	a fiduciary;

•	a partnership;

•	a limited liability company;

•	another fiscally transparent entity; or

•	not the sole beneficial owner of the note, or any portion of the note.

However, this exception to the obligation to pay additional amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment.

(7)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner of the note or any other person to comply with applicable certification, identification, documentation, or other information reporting requirements. This exception to the obligation to pay additional amounts will apply only if compliance with such reporting requirements is required as a precondition to exemption from such tax, assessment, or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a note by us or any paying agent.

(9)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11)	Additional amounts will not be payable if a payment on a note is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, or other governmental charge.

(12)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

(13)	Additional amounts will not be payable if a payment on a note is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided under “—Payment of Additional Amounts” and under “—Redemption for Tax Reasons,” we will not be required to make any payment of any tax, assessment, or other governmental charge imposed by any government, or any political subdivision or taxing authority of that government.

As used in this global prospectus supplement, “United States person” means:

•	any individual who is a citizen or resident of the United States;

•	any corporation, partnership, or other entity created or organized in or under the laws of the United States;

•	any estate if the income of that estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

•	any trust if a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including a state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

Redemption for Tax Reasons

We may redeem the notes in whole, but not in part, at any time after giving not less than 30 nor more than 60 calendar days’ notice to the trustee under the Subordinated Indenture and the holders of the notes, if we have or will become obligated to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority of the United States having power to tax, or any change in the application or official interpretation of those laws or regulations, which change or amendment becomes effective on or after the date of this global prospectus supplement.

Before we publish any notice of redemption we will deliver to the trustee under the Subordinated Indenture a certificate signed by our Chief Financial Officer or a Senior Vice President stating that we are entitled to redeem the notes and that the conditions precedent to redemption have occurred.

We will redeem any notes at 100% of their principal amount together with interest accrued up to, but excluding, the redemption date.

Defeasance and Covenant Defeasance

In general, we expect the following provisions for full defeasance and covenant defeasance described below to apply to the notes if the applicable conditions are satisfied.

Full Defeasance. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes. This is called full defeasance. For us to do so, each of the following must occur:

•	We must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, and any other payments on the notes on their due dates;

•	There must be a change in current United States federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves. Under current United States federal tax law, the deposit and our legal release from your note would be treated as though we took back your note and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your note; and

•	We must deliver to the trustee under the Subordinated Indenture a legal opinion of our counsel confirming the tax law treatment described above.

If we ever fully defeased your note, you would have to rely solely on the trust deposit for payments on your note. You would not be able to look to us for payment in the event of any shortfall.

Covenant Defeasance. Under current United States federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants relating to your note. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for the notes, we must do both of the following:

•	We must deposit in trust for the benefit of the holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, and any other payments on the notes on their due dates; and

•	We must deliver to the trustee under the Subordinated Indenture a legal opinion of our counsel confirming that under current United States federal income tax law we may make the above deposit without causing the holders to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves.

If we accomplish covenant defeasance on your note, you can still look to us for repayment of your note in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your note became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

REGISTRATION AND SETTLEMENT

Book-Entry System

The notes are issued in book-entry only form. This means that we will not issue actual notes or certificates to each holder, except in limited circumstances. Instead, the notes will be in the form of a global security held in the name of Euroclear; Clearstream, Luxembourg; or their nominees. In order to own a beneficial interest in a note, you must be an organization that participates in Euroclear or Clearstream, Luxembourg, or have an account with an organization that so participates. The initial common depositary for Euroclear and Clearstream, Luxembourg will be The Bank of New York, and The Depository Trust Company will not be the depositary for the notes. We have applied to list the notes on the Luxembourg Stock Exchange. If the notes are so listed, we will maintain an intermediary agent in Luxembourg to act as intermediary between you and us. The initial intermediary agent is The Bank of New York (Luxembourg) S.A.

No service charge will be made for any registration of transfer or exchange of notes issued in certificated form, but we may require payment of a sum sufficient to cover any related tax, assessment, or other governmental charge. If the notes are listed on the Luxembourg Stock Exchange and are subsequently issued in certificated form, we will appoint a paying and transfer agent in Luxembourg and publish its name in a leading Luxembourg newspaper. Any notes in certificated form may be presented for payment and transfer at the paying and transfer agent’s office while they are outstanding. In addition, upon redemption of the notes, any notes in certificated form and listed on the Luxembourg Stock Exchange may be presented for payment at the offices of the Luxembourg paying and transfer agent for up to two years after the redemption date.

Same Day Settlement and Payment

We will settle the notes in immediately available funds. As long as the notes are represented by global securities, we will make all principal and interest payments in immediately available funds.

The distribution of the notes will be cleared through Euroclear and Clearstream, Luxembourg. Any secondary market trading of book-entry interests in the notes will take place through Euroclear and Clearstream, Luxembourg participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro.

Euroclear and Clearstream, Luxembourg have established electronic securities and payment transfer, processing, depositary, and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held, and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Euroclear and Clearstream, Luxembourg will govern payments, transfers, exchanges, and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Euroclear or Clearstream, Luxembourg or any of their direct or indirect participants. We also do not supervise these systems in any way.

Euroclear and Clearstream, Luxembourg and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as described in the attached prospectus, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, and will not be considered the owners or holders of the notes under the Subordinated Indenture, including for purposes of receiving any reports delivered by us or the trustee under the Subordinated Indenture. Accordingly, each person owning a beneficial interest in the notes must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of notes.

Payment in U.S. Dollars

If euro are unavailable for a payment on the notes due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in euro by making the payment in U.S. dollars instead, on the basis of the exchange rate determined by Banc of America Securities Limited, as exchange rate agent, in its discretion. We may change the exchange rate agent from time to time after the original issue date of the notes without your consent and without notifying you of the change.

Payment of Principal and Interest

Principal of (and premium, if any) and interest on notes in book-entry form are paid in accordance with the arrangements then in place between the paying agent and (1) Euroclear, (2) Clearstream, Luxembourg, or (3) a nominee, as holder. Interest on notes in certificated form generally is paid by check mailed to the holders of the notes on the applicable record date at the address appearing on the security register. Interest is payable on the outstanding principal amount of the notes from, and including, the issue date or last interest payment date to, but excluding, the interest payment date or maturity date. Principal (and premium, if any) and interest payable at the maturity date of a note in certificated form are paid by wire transfer of immediately available funds upon surrender of the note at the corporate trust office of the trustee under the Subordinated Indenture or the paying agent.

Notices

Any notices required to be delivered to the holders of the notes will be given to Euroclear and Clearstream, Luxembourg for communication to their participants. In addition, if the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

If notes are issued in certificated form, notices to holders of the notes also will be given by mail to the addresses of the holders as they appear on the security register. However, until any notes are issued in certificated form, notice by publication in a newspaper may be given to Euroclear and Clearstream, Luxembourg for communication to their participants. However, if the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in addition to any other newspaper publication, the notice also will be published in a leading daily Luxembourg newspaper, which is expected to be the Luxemburger Wort.

Any notice published in the Luxemburger Wort or any other leading Luxembourg newspaper shall be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication. Any notice to Euroclear and Clearstream, Luxembourg shall be deemed to have been delivered to their participants on the seventh day after the day on which the notice was given to Euroclear and Clearstream, Luxembourg. If approved for listing, as long as the notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg paying and transfer agent or intermediary agent will be published in the Luxemburger Wort or any other leading Luxembourg newspaper.

Paying Agent, Security Registrar, and Transfer Agent

Until the notes are paid, we will maintain a paying agent, security registrar, and transfer agent for the notes. Initially, The Bank of New York will serve in each of those capacities. We will appoint and maintain a Luxembourg paying and transfer agent so long as the notes are represented by notes in certificated form and are listed on the Luxembourg Stock Exchange. While the notes are global securities, The Bank of New York (Luxembourg) S.A. is our intermediary agent in Luxembourg.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of some of the United States federal income tax consequences of the purchase, ownership, and disposition of the notes is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, including financial institutions, insurance companies, regulated investment companies, tax-exempt entities, dealers in securities or currencies, persons holding notes in a tax-deferred or tax-advantaged account, persons holding notes as a hedge against currency risks or as a position in a “straddle” or as part of a “conversion” transaction for tax purposes, or persons who are required to mark-to-market for tax purposes. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership, and disposition of the notes arising under the laws of any other taxing jurisdiction.

As used in this global prospectus supplement, the term “United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

(1) a citizen or resident of the United States;

(2) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations);

(3) an estate whose income is subject to United States federal income tax regardless of its source; or

(4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. To the extent provided in regulations, some types of trusts in existence on August 20, 1996 and treated as United States persons prior to that date which elect to continue to be so treated will also be considered United States Holders.

As used in this section, the term “non-United States Holder” means a beneficial owner of a note that is not a United States Holder.

We have assumed for purposes of the discussion below that the functional currency of a United States Holder is the U.S. dollar. As used in this section, “Foreign Currency” means a currency other than U.S. dollars.

United States Holders

Payments of Interest

Cash Method. If you are a United States Holder who uses the cash method of accounting for United States federal income tax purposes, when you receive a payment of interest on a note (other than original issue discount or market discount), you will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time. This U.S. dollar value will be your tax basis in the Foreign Currency.

Accrual Method. If you are a United States Holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, you will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount) that has accrued and is otherwise required to be taken into account with respect to a note during an accrual period. The U.S. dollar value of that accrued income will be determined by translating that income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. You may elect, however, to translate the accrued interest income using the rate of exchange on the last day of the accrual period or, for an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, you may translate the interest using the rate of exchange on the date of receipt. This election will apply to all other debt obligations held by you and may not be changed without the consent of the IRS. You should consult a tax advisor before making this election.

In addition to the interest income described above, because the notes are denominated and interest will be paid in a Foreign Currency, you will be required to recognize currency gain or loss. This gain or loss will be treated as ordinary income or loss. The currency gain or loss will be recognized on the date interest is received or the notes are disposed of and will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date the payment is received) in respect of the related accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined above).

De Minimis Original Issue Discount

References in this discussion to original issue discount do not include discount which is de minimis under the Internal Revenue Code (the “Code”), which means less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. This discount generally is treated as gain recognized upon receipt of the payment of principal. Eligible holders may elect to include this discount in gross income as it accrues, in which case this discussion refers to this discount as original issue discount.

Purchase, Sale, Exchange, and Retirement of Notes

If you purchase a note with previously owned Foreign Currency, you will recognize currency gain or loss (which will be treated as ordinary income or loss) in an amount equal to the difference, if any, between your tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the note, determined on the date of purchase.

Upon the sale, exchange, or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and your adjusted tax basis in the note. This gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount you did not previously include in income and the amount of any currency gain or loss as described below) and will be long-term capital gain or loss if at the time of sale, exchange, or retirement you have held the note for more than one year. To the extent the amount realized represents accrued but unpaid interest (including original issue discount), however, these amounts must be taken into account as interest income, with currency gain or loss computed as described in “—United States Holders—Payments of Interest.” If you receive Foreign Currency on such a sale, exchange, or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the note is disposed of (or deemed disposed of as a result of a material change in the terms of the note). If, however, a note is traded on an established securities market and you are a cash basis taxpayer (or an accrual basis taxpayer that has made an appropriate election), the U.S. dollar value of the amount realized will be determined by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. Your adjusted tax basis in a note will equal the amount you paid for the note, increased by the amounts of any market discount or original issue discount you previously included in income with respect to such note and reduced by any amortized acquisition or other premium and any principal payments you received in respect of the note. For purposes of the previous sentence, the amount of any payment in or adjustments measured by Foreign Currency will be equal to the U.S. dollar value of that Foreign Currency on the date of the purchase or adjustment.

Gain or loss realized upon the sale, exchange, or retirement of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the note, determined on the date the payment is received or the note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the note, determined on the date you acquired the note. This Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss you realized on the sale, exchange, or retirement of the note.

Premium

If you purchase a note at a cost greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. Because the notes are denominated in a Foreign Currency, you should calculate the amortization of the premium in the Foreign Currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Currency gain or loss will be realized with respect to amortized premium based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date you acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

If you purchase a note at a price that is lower than the note’s remaining redemption amount by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method. You must accrue market discount on a note denominated in a Foreign Currency in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note. No part of this accrued market discount will be treated as currency gain or loss.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. Any accrued market discount on a note denominated in a Foreign Currency that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion of the accrual period within the holder’s taxable year). Currency gain or loss with respect to accrued market discount currently includable in income is determined in the manner described above in “—United States Holders—Payments of Interest —Accrual Method” with respect to the computation of currency gain or loss on accrued interest.

Exchange of Foreign Currencies

You will have a tax basis in any Foreign Currency received as interest or on the sale, exchange, or retirement of a note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange, or retirement. Any gain or loss that you realize on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase notes) will be ordinary income or loss.

Backup Withholding and Reporting

In general, payments of principal, premium (if any), and interest (including original issue discount, if any) with respect to a note will be subject to reporting and possibly to backup withholding. Reporting means that the payment is required to be reported to you and the IRS. Backup withholding means that we (or any paying agent) are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% after 2010.

Generally, payments of principal, premium (if any), and interest (including original issue discount, if any) with respect to a note will be subject to backup withholding unless you are an exempt recipient, such as a corporation, and you supply us (or any paying agent) with a taxpayer identification number and certify that the taxpayer identification number is correct or you otherwise establish an exemption. In addition, backup withholding will be imposed on any payment of principal, premium (if any), and interest (including original issue discount, if any) with respect to a note if you have been informed by the U.S. Secretary of the Treasury that you have not reported all dividend and interest income required to be shown on your United States federal income tax return or you fail to certify that you have not underreported your interest and dividend income.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker, custodian, nominee, or other foreign agent acting on your behalf generally will not be subject to reporting or backup withholding. If, however, such nominee, custodian, agent, or broker is, for United States federal income tax purposes, (1) a United States person, (2) the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation, (4) a foreign partnership that is either engaged in a U.S. trade or business or whose U.S. partners in the aggregate hold more than 50% of the income or capital interests in the partnership, (5) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (6) a U.S. branch of a foreign bank or insurance company, these payments will be subject to reporting, unless you otherwise establish an exemption from reporting.

Payments by the United States office of a broker of proceeds from the sale of a note will be subject to both backup withholding and reporting unless you (1) provide the payor with a taxpayer identification number, or (2) otherwise establish an exemption.

If you are a United States Holder and you do not provide the payor with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided certain required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose that participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of a reportable transaction are required to maintain records, including the lists identifying investors in the transaction, and must furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Although we do not believe that the issuance of the notes constitutes a “reportable transaction” as defined in the regulations, whether an investment in the notes constitutes a “reportable transaction” for any investor depends on that investor’s particular circumstances. The regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The regulations specifically provide that a loss resulting from a “section 988 transaction” will constitute a section 165 loss. In general, a note will be subject to the rules governing foreign currency exchange gain or loss. Therefore, losses realized with respect to a note may constitute a section 988 transaction, and a holder of notes that recognizes exchange loss in an amount that exceeds the loss threshold amount applicable to that holder may be required to file Form 8886. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the notes and should be aware that, should we, or other participants in the transaction, determine that the investor list maintenance requirement applies to this transaction, we or they would comply with this requirement.

Non-United States Holders

Income Tax Withholding

Under current United States federal income tax law, and subject to the discussion below concerning backup withholding, if you are a non-United States Holder, payments of principal, premium (if any), or interest (including original issue discount, if any) on a note that you own will not be subject to withholding of United States federal income tax provided that:

•  You do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•  You are not a controlled foreign corporation that is related to us through stock ownership;

•  You are not a bank receiving interest on an extension of credit made under a loan agreement entered into in the ordinary course of your trade or business; and

•  Either (1) you provide us (or the paying agent) with a statement which sets forth your name and address, and certify, under penalties of perjury, that you are the beneficial owner of the notes and that you are not a United States person, citizen, or resident (which certification may be made on an IRS Form W-8BEN (or successor form)), or (2) a partnership holding the note or a financial institution holding the note on your behalf furnishes us (or the paying agent) with a copy of such statement and certifies, under penalties of perjury (which certification may be made on an IRS Form W-8IMY (or successor form)), that it has or will provide us (or the paying agent) with a withholding statement.

Payments that do not meet the requirements set forth above, and which are therefore subject to withholding of United States federal income tax, may nevertheless be exempt from withholding if you provide us with either (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty, or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding because it is effectively connected with your conduct of a trade or business in the United States. However, any payments received on a note that is effectively connected with your conduct of a trade or business in the United States will be subject to tax in the manner described above with respect to United States Holders and, if you are a corporation, under some circumstances, may be subject to an additional “branch profits tax” at a 30% rate (or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate). To claim benefits under an income tax treaty, you must obtain a taxpayer identification number and certify as to your eligibility under the appropriate treaty’s provisions relating to limitations on benefits.

You will not be subject to United States federal income tax on any gain realized on the sale, exchange, or retirement of a note if (1) the gain is not effectively connected with a U.S. trade or business, and (2) if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Backup Withholding and Reporting

Payments of principal, premium (if any), and interest (including original issue discount, if any) with respect to a note and proceeds from the sale of a note will not be subject to backup withholding so long as you have certified to us (or the paying agent) that you are not a United States person (in the manner described above in “—Non-United States Holders—Income Tax Withholding”) and we (or the paying agent) do not have actual knowledge that your certification is false (or you otherwise establish an exemption). However, if you do not certify that you are not a United States person or we have actual knowledge that your certification is false (and you have not otherwise established an exemption), you will be subject to backup withholding and reporting in the manner described above in “—United States Holders—Backup Withholding and Reporting.”

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account, or a Keogh plan) subject to the Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”) should consider fiduciary standards under ERISA under the particular circumstances of that plan before authorizing an investment in the notes. A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the plan.

In addition, ERISA and the Internal Revenue Code, or the “Code,” prohibit a number of transactions (referred to as “prohibited transactions”) involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an “ERISA plan”), on the one hand, and persons who have specified relationships with the plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), on the other. If we or one of our affiliates are considered a party in interest or a disqualified person for an ERISA plan, then an investment in the notes by that ERISA plan may give rise to a prohibited transaction unless the notes are acquired under an applicable exemption. Available exemptions include, for example, transactions effected on behalf of a plan by a “qualified professional asset manager” or an “in-house asset manager,” transactions involving insurance company general accounts, transactions involving insurance company pooled separate accounts, and transactions involving bank collective trusts. There are several ways by which we or our affiliates may be considered a party in interest or a disqualified person for an ERISA plan. For example, if we provide banking or financial advisory services to an ERISA plan, or act as a trustee or in a similar fiduciary role for ERISA plan assets, we may be considered a party in interest or a disqualified person for that ERISA plan.

If an ERISA plan engages in a prohibited transaction, the transaction may require “correction” and may cause the ERISA plan fiduciary to incur liabilities, and the parties in interest or disqualified persons may be subject to excise taxes. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring notes on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing that the purchase and holding of the notes is consistent with the terms of the plan and will not result in a prohibited transaction under ERISA or the Code.

If you are the fiduciary of a pension plan or other ERISA plan, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for further guidance.

EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

On June 3, 2003, the European Union Council of Economic and Finance Ministers adopted a directive regarding the taxation of savings income. The directive is scheduled to be applied by member states of the European Union (the “EU”) from a date not earlier than January 1, 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the directive, each EU member state will be required to provide to the tax authorities of another EU member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other EU member state. However, Austria, Belgium, and Luxembourg may instead apply a withholding system for a transitional period in relation to these payments, deducting tax at rates rising over time to 35%, unless during that time they elect otherwise. The transitional period will begin on the date from which the directive is to be applied by EU member states, and will terminate at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to these payments.

UNDERWRITING

We entered into an underwriting agreement dated April 27, 2004 with the underwriters named below. In the underwriting agreement, we have agreed to sell to each of the underwriters and each of the underwriters have agreed to purchase from us the principal amount of the notes shown opposite its name at the public offering price on the cover page of this global prospectus supplement.

Underwriter	Principal Amount of the Notes
Banc of America Securities Limited	€920,000,000
Banca IMI S.p.A.	10,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	10,000,000
Banco Santander Central Hispano, S.A.	10,000,000
Bayerische Hypo- und Vereinsbank AG	10,000,000
BNP Paribas	10,000,000
Credit Suisse First Boston (Europe) Limited	10,000,000
ING Belgium SA/NV	10,000,000
The Royal Bank of Scotland plc	10,000,000

Total	€1,000,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the notes from us, are several and not joint. Those obligations also are subject to the satisfaction of conditions described in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

We expect to receive €993,310,000 (or approximately $1,184,721,000) as proceeds from the sale of notes, before deducting estimated offering expenses of $671,000. The underwriters will purchase the notes at the public offering price, less a selling concession of 0.25% and a management and underwriting commission of 0.20% of the principal amount of the notes. No underwriter, nor any of their affiliates, may offer or sell the notes at a price that is less than 99.781% of the principal amount of those notes, until the specified time notified to such parties by Banc of America Securities Limited. After the notes are released for sale to the public, the offering price and other selling terms may be varied from time to time by the underwriters.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker dealer will not be greater than 8% of the initial gross proceeds from the sale of the notes.

The notes will be offered simultaneously in the United States and outside the United States.

Each of the underwriters, severally and not jointly, has represented and agreed that it has not and will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this global prospectus supplement or the attached prospectus or any other offering material relating to the notes, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

In particular, each underwriter has represented and agreed that:

(1)  it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

(2)  it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the Financial Services and Markets Act 2000 (the “FSMA”))

received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(3)  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from, or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that it will not offer, sell, transfer, or deliver the notes in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and will not distribute or circulate this global prospectus supplement, the attached prospectus, or any other document in respect of the offering in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors, and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

The notes are a new issue of securities and have no established trading market. We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of Luxembourg Stock Exchange. We have been informed by the underwriters that they intend to purchase and sell the notes in the secondary market from time to time. However, the underwriters are not obligated to do so, and may discontinue making a market for the notes at any time without giving us notice. There is no assurance that there will be a secondary market for the notes.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. The underwriters may enter bids for, and purchase, notes in the open market in order to stabilize the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

In connection with the offering, Banc of America Securities Limited, or any person acting for it, may effect transactions which stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise. This stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

The offer and sale of any notes by any of our affiliates will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding a member firm’s underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer.

We expect that delivery of the notes will be made against payment therefor on or about May 6, 2004, which is the seventh business day following the date of this global prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or prior to May 3, 2004 will be required, because the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement, and should consult their own advisor in connection with that election.

Banc of America Securities LLC and Banc of America Securities Limited are broker-dealers and our subsidiaries. Following the initial distribution of the notes, our affiliates, including Banc of America Securities LLC and Banc of America Securities Limited, may buy and sell the notes in secondary market transactions as part of their business as broker-dealers. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. The information about the original issue date, original issue price, and net proceeds to us on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. This global prospectus supplement and attached prospectus may be used by one or more of our affiliates in connection with offers and sales related to secondary market transactions in the notes to the extent permitted by applicable law. Our affiliates may act as principal or agent in those transactions.

This global prospectus supplement and attached prospectus may be used by U.S. affiliates of the underwriters and other U.S. broker-dealers in connection with offers and sales of notes to persons located in the United States. These offers and sales may involve notes initially sold by the underwriters in this offering outside the United States.

Each of the underwriters or its affiliates provides or has provided investment or commercial banking services to us from time to time in the ordinary course of business.

LISTING OF THE NOTES AND GENERAL INFORMATION

Listing

We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. We do not intend to list the notes on any other securities exchange. Prior to listing, a legal notice relating to the issuance of the notes, our Amended and Restated Certificate of Incorporation and Bylaws, the Subordinated Indenture, and the underwriting agreement will be deposited with the Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg, where those documents may be inspected and copies obtained upon request.

As long as any of the notes are listed on the Luxembourg Stock Exchange, copies of our Amended and Restated Certificate of Incorporation and Bylaws, the Subordinated Indenture, the underwriting agreement, and copies of this global prospectus supplement and attached prospectus, and copies of documents referenced under the section “Where You Can Find More Information” in the attached prospectus will be available, free of charge, at the offices of our Luxembourg listing agent, The Bank of New York (Luxembourg) S.A. in the City of Luxembourg.

Incorporation by Reference

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2003;

•	our current reports on Form 8-K filed January 2, 2004, January 15, 2004, January 29, 2004, February 17, 2004, February 19, 2004, March 2, 2004, March 10, 2004, March 15, 2004, March 18, 2004, March 22, 2004, March 23, 2004, March 30, 2004, April 1, 2004 (as amended on April 14, 2004), April 9, 2004, April 14, 2004, and April 16, 2004 (2 filings) (other than those portions furnished under Item 9 or Item 12 of Form 8-K); and

•	the description of our common stock which is contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934, as modified by our current report on Form 8-K dated March 30, 2004.

We also incorporate by reference reports that we will file under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, other than those portions furnished under Item 9 or Item 12 of Form 8-K.

As long as the notes are listed on the Luxembourg Stock Exchange, copies of those reports, as well as all future annual, quarterly, and current reports, will be available, free of charge, at the offices of our Luxembourg listing agent, The Bank of New York (Luxembourg) S.A. in the City of Luxembourg.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation

Corporate Treasury Division

NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5972

You should assume that the information appearing in this prospectus is accurate only as of the date of this global prospectus supplement. Our business, financial position, and results of operations may have changed since that date.

Independent Accountants

The consolidated financial statements contained in our 2003 annual report on Form 10-K have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report.

Authorization

The notes are issued under authority granted by our Board of Directors on January 28, 2004 and by a committee appointed by our Board of Directors effective April 27, 2004.

Material Changes

There has been no material adverse change in our financial position on a consolidated basis since the date of our latest audited financial statements incorporated herein by reference, except as disclosed in this global prospectus supplement or in the documents incorporated by reference.

We are not a party to any legal proceeding which, if determined adversely, would affect materially and adversely our financial position or results of operations or would affect materially and adversely our ability to perform our obligations under the notes or the Subordinated Indenture.

Governing Law

The notes, the Subordinated Indenture and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

Clearing Systems

The notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The notes have been assigned Common Code No.: 019175243; International Security Identification No. (ISIN): XS0191752434; and German Securities Code (WKN): A0BBN7.

LEGAL OPINIONS

The legality of the notes will be passed upon for us by Helms Mulliss & Wicker, PLLC, Charlotte, North Carolina, and for the underwriters by Morrison & Foerster LLP, New York, New York. As of the date of this global prospectus supplement, certain members of Helms Mulliss & Wicker, PLLC beneficially own less than one-tenth of 1% of our outstanding shares of common stock.

PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255-0065

U.S.A.

INDEPENDENT ACCOUNTANTS OF THE CORPORATION

PricewaterhouseCoopers LLP

214 North Tryon Street

Suite 3600

Charlotte, North Carolina 28202

U.S.A.

TRUSTEE AND

UNITED STATES PAYING

AND TRANSFER AGENT

The Bank of New York

101 Barclay Street

New York, New York 10286

U.S.A.

LEGAL ADVISORS

To the Corporation as to United States law:	To the Corporation as to United States tax law:
Helms Mulliss & Wicker, PLLC	Morrison & Foerster LLP
201 North Tryon Street	1290 Avenue of the Americas
Charlotte, North Carolina 28202	New York, New York 10104
U.S.A.	U.S.A.

To the Underwriters:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

U.S.A.

LISTING AGENT AND INTERMEDIARY AGENT

The Bank of New York (Luxembourg) S.A.

Aerogolf Centre

1A, Hoehenhof

L-1736 Senningerberg

Luxembourg

PROSPECTUS

$30,000,000,000

Debt Securities, Warrants, Units, Preferred Stock,

Depositary Shares, and Common Stock

We may offer to sell up to $30,000,000,000, or the U.S. dollar equivalent, of:

•	debt securities;

•	warrants;

•	units, consisting of two or more securities in any combination;

•	preferred stock;

•	depositary shares, represented by fractional shares in preferred stock; and

•	common stock.

Our securities may be denominated in U.S. dollars or a foreign currency, currency unit, or composite currency. We also may issue common stock upon conversion, exchange, or exercise of any of the other securities listed above.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully before you invest.

We may use this prospectus in the initial sale of the securities listed above. In addition, Banc of America Securities LLC, or any of our other affiliates, may use this prospectus in a market-making transaction in any of the securities listed above or similar securities after their initial sale. Unless you are informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Our debt securities are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our securities are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 14, 2004

[This Page Left Blank Intentionally]

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. To fully understand the securities we may offer, you should read carefully:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement and any additional pricing supplement, which explain the specific terms of the particular securities we are offering, and which may change or update the information in this prospectus; and

•	the documents we refer you to in “Where You Can Find More Information” for information about us.

You should rely only on the information provided in this prospectus and in any supplement to this prospectus, including the information we incorporate by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of those documents.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

Bank of America Corporation

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. We provide a diversified range of banking and nonbanking financial services and products both domestically and internationally. Our headquarters is located at Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255, and our telephone number is (704) 386-5972.

The Securities We May Offer

We may offer the following securities from time to time:

•	debt securities;
•	warrants;
•	units, consisting of two or more securities in any combination;
•	preferred stock;
•	depositary shares, represented by fractional shares in preferred stock; and
•	common stock.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we specifically state otherwise. This prospectus, including this summary, describes the general terms of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific terms of those particular securities being offered, and will include a discussion of some of the United States federal income tax consequences and any risk factors or other special considerations applicable to those particular securities. The prospectus supplement also may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before investing in any of the securities we may offer.

Debt Securities

Our debt securities may be either senior or subordinated obligations, which will be issued under separate indentures, or contracts, that we have with The Bank of New York, as trustee. The particular terms of each series of debt securities will be described in a prospectus supplement.

Warrants

We may offer two types of warrants:

•	warrants to purchase our debt securities; and
•	warrants to purchase or sell, or whose cash value is determined by reference to the performance, level, or value of, one or more of the following:
•	securities of one or more issuers, including our common or preferred stock, other securities described in this prospectus, or the debt or equity securities of third parties;
•	one or more currencies, currency units, or composite currencies;
•	one or more commodities;
•	any other financial, economic, or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and
•	one or more indices or baskets of the items described above.

For any warrants we may offer, we will describe in a prospectus supplement the underlying property, the expiration date, the exercise price or the manner of determining the exercise price, the amount and kind, or the manner of determining the amount and kind, of property to be delivered by you or us upon exercise, and any other specific terms of the warrants. We will issue warrants under warrant agreements that we will enter into with one or more warrant agents.

Units

We may offer units consisting of two or more securities. We will describe in a prospectus supplement the particular securities that comprise each unit, whether or not the particular securities will be separable and, if they will be separable, the terms on which they will be separable, a description of the provisions for the payment, settlement, transfer, or exchange of the units, and any other specific terms of the units. We will issue units under unit agreements that we will enter into with one or more unit agents.

Preferred Stock and Depositary Shares

We may offer preferred stock, par value $.01 per share, in one or more series. We will describe in a prospectus supplement the specific designation, the aggregate number of shares offered, the dividend rate, if any, and periods or manner of calculating the dividend rate and periods, the terms on which the preferred stock are convertible into shares of our common stock, preferred stock of another series, or other securities, if any, the redemption terms, if any, and any other specific terms of our preferred stock.

We also may issue depositary receipts evidencing depositary shares, each of which will represent fractional shares of preferred stock, rather than full shares of preferred stock. We will describe in a prospectus supplement any specific terms of the depositary shares. We will issue the depositary shares under deposit agreements between us and one or more depositories.

Form of Securities

We will issue the securities in book-entry only form through one or more depositories, such as The Depository Trust Company, Euroclear Bank S.A./N.V., or Clearstream Banking, société anonyme, Luxembourg, named in the prospectus supplement. The securities will be represented by a global security rather than a certificate in the name of each individual investor. Unless stated otherwise, each sale of securities will settle in immediately available funds through the specified depository.

A global security may be exchanged for actual notes or certificates registered in the names of the beneficial owners only if:

•	the depository notifies us that it is unwilling or unable to continue as depository for the global securities or we become aware that the depository is no longer qualified as a clearing agency, and we fail to appoint a successor to the depository within 60 calendar days;
•	we, in our sole discretion, determine that the global securities will be exchangeable for certificated securities; or
•	an event of default has occurred and is continuing with respect to the securities under the applicable indenture or agreement.

Payment Currencies

Unless the prospectus supplement states otherwise, all amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars.

Listing

We will state in the prospectus supplement whether the particular securities that we will offer will be listed or quoted on a securities exchange or quotation system.

Distribution

We may offer the securities in four ways:

•	through underwriters;
•	through dealers;
•	through agents; or
•	directly to purchasers.

Banc of America Securities LLC, or any of our other affiliates, may be an underwriter, dealer, or agent for us. These securities will be offered in connection with their initial issuance or in market-making transactions by our affiliates after their initial issuance and sale. The aggregate offering price specified on the cover of this prospectus relates only to the securities that we have not yet issued as of the date of this prospectus.

BANK OF AMERICA CORPORATION

General

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Bank of America Corporation was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation. We provide a diversified range of banking and nonbanking financial services and products in 29 states and the District of Columbia and in selected international markets. We provide services and products through four business segments: (1) Consumer and Small Business, (2) Commercial Banking, (3) Global Corporate and Investment Banking, and (4) Wealth and Investment Management.

On October 27, 2003, we entered into an Agreement and Plan of Merger with FleetBoston Financial Corporation, or “FleetBoston,” providing for the merger of FleetBoston with and into us (the “FleetBoston Merger”). The FleetBoston Merger closed on April 1, 2004, and we were the surviving corporation in the transaction. Following the FleetBoston Merger, our principal banking subsidiaries are Bank of America, N.A. and Fleet National Bank (the “Banks”).

Acquisitions and Sales

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries, or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

USE OF PROCEEDS

Unless we describe a different use in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

•	the possible acquisitions of other financial institutions or their assets;

•	the possible acquisitions of, or investments in, other businesses of a type we are permitted to acquire under applicable law;

•	the possible reduction of our outstanding indebtedness; and

•	the possible repurchase of our outstanding equity securities.

Until we designate the use of these net proceeds, we will invest them temporarily. From time to time, we may engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions. These additional capital financings may include the sale of other securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The consolidated ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividend requirements for (a) us for each of the years in the five-year period ended December 31, 2003; and (b) us and FleetBoston prepared using unaudited pro forma condensed combined financial information of us and FleetBoston as of December 31, 2003, are as follows:

	Year Ended December 31,					Unaudited Pro Forma Bank of America/ FleetBoston Combined– December 31, 2003(1)
	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.8	3.1	2.1	1.8	2.2	3.9
Including interest on deposits	2.5	2.1	1.6	1.5	1.6	2.5
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends Requirements:
Excluding interest on deposits	3.8	3.1	2.1	1.8	2.2	3.9
Including interest on deposits	2.5	2.1	1.5	1.5	1.6	2.5

(1)	The pro forma information assumes that we had been combined with FleetBoston on
January 1, 2003, on a purchase accounting basis. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” included in our Form 8-K/A filed April 14, 2004.

•	The consolidated ratio of earnings to fixed charges is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

fixed charges

•	The consolidated ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

(fixed charges + preferred stock dividend requirements)

Fixed charges consist of:

•	interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other;

•	amortization of debt discount and appropriate issuance costs; and

•	one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

Preferred stock dividend requirements represent dividend requirements on our outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover those dividend requirements.

REGULATORY MATTERS

The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies, financial holding companies, and banks, as well as specific information about us and our subsidiaries. Federal regulation of banks, bank holding companies, and financial holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than for the protection of securityholders and creditors.

General

As a registered bank holding company and a financial holding company, we are subject to the supervision of, and to regular inspection by, the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.” Our banking subsidiaries are organized predominantly as national banking associations, which are subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency, or the “Comptroller,” the Federal Deposit Insurance Corporation, or the “FDIC,” the Federal Reserve Board, and other federal and state regulatory agencies. In addition to banking laws, regulations, and regulatory agencies, we and our subsidiaries and affiliates are subject to the laws and regulations of both the federal government and the states and counties in which they conduct business and supervision and examination by the Securities and Exchange Commission, or the “SEC,” the New York Stock Exchange, or the “NYSE,” the National Association of Securities Dealers, Inc., and other regulatory agencies, all of which directly or indirectly affect our operations and management and our ability to make distributions to stockholders.

A financial holding company, and the non-bank companies under its control, are permitted to engage in activities considered “financial in nature” as defined by the Gramm-Leach-Bliley Act and Federal Reserve Board interpretations (including, without limitation, insurance and securities activities), and therefore may engage in a broader range of activities than permitted for bank holding companies and their subsidiaries. A financial holding company may engage directly or indirectly in activities considered financial in nature, either de novo or by acquisition, provided the financial holding company gives the Federal Reserve Board after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks, such as our banking subsidiaries, to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations and with the approval of the Comptroller.

Interstate Banking

Bank holding companies (including bank holding companies that also are financial holding companies) also are required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, after the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% or such lesser or greater amount set by state law of such deposits in that state.

Subject to certain restrictions, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 also authorizes banks to merge across state lines to create interstate branches. This act also permits a bank to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting de novo branching.

Changes in Regulations

Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures, and before the various bank regulatory agencies. The likelihood and timing of any proposals or legislation and the impact they might have on us and our subsidiaries cannot be determined at this time.

Capital and Operational Requirements

The Federal Reserve Board, the Comptroller, and the FDIC have issued regulatory capital guidelines for United States banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on our financial statements. At December 31, 2003, we, as well as Bank of America, N.A., were classified as well-capitalized under this regulatory framework.

The regulatory capital guidelines measure capital in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, total capital consists of three tiers of capital. Tier 1 capital includes common shareholders’ equity, trust preferred securities, minority interests, and qualifying preferred stock, less goodwill and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, the allowance for credit losses up to 1.25% of risk-weighted assets and other adjustments. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the Federal Reserve Board and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. Tier 3 capital can only be used to satisfy our market risk capital requirement and may not be used to support our credit risk requirement. At December 31, 2003, we had no subordinated debt that qualified as Tier 3 capital.

The capital treatment of trust preferred securities currently is under review by the Federal Reserve Board due to the issuing trust companies being deconsolidated under Financial Accounting Standards Board Interpretation 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46). Depending on the capital treatment resolution, trust preferred securities may no longer qualify for Tier 1 capital treatment, but instead would qualify for Tier 2 capital. On July 2, 2003, the Federal Reserve Board issued a Supervision and Regulation Letter requiring that bank holding companies continue to follow the current instructions for reporting trust preferred securities in their regulatory reports. Accordingly, we will continue to report trust preferred securities in Tier 1 capital until further notice from the Federal Reserve Board. On September 2, 2003, the Federal Reserve Board and other regulatory agencies issued the Interim Final Capital Rule for Consolidated Asset-Backed Commercial Paper Program Assets. This interim rule allows companies to exclude from risk-weighted assets the newly consolidated assets of asset-backed commercial paper programs required by FIN 46, when calculating Tier 1 and total risk-based capital ratios through March 31, 2004.

To meet minimum, adequately capitalized regulatory requirements, an institution must maintain a Tier 1 capital ratio of 4% and a total capital ratio of 8%. A well-capitalized institution must generally maintain capital ratios 100 to 200 basis points higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 capital divided by quarterly average total assets, after certain adjustments. The leverage ratio guidelines establish a minimum of 100 to 200 basis points above 3%. Banking organizations must maintain a leverage capital ratio of at least 5% to be classified as well-capitalized. As of December 31, 2003, we were classified as “well-capitalized” for regulatory purposes, the highest classification. As of December 31, 2003, our Tier 1 capital, total risk-based capital, and leverage ratio under these guidelines were 7.85%, 11.87% and 5.73%, respectively.

Net unrealized gains (losses) on available-for-sale debt securities, net unrealized gains on marketable equity securities and net unrealized gains (losses) on derivatives included in shareholders’ equity at December 31, 2003 are excluded from the calculations of Tier 1 capital, total capital, and leverage ratios.

The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes progressively more restrictive constraints on operations, management, and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An “undercapitalized” bank must develop a capital restoration plan and its parent holding company must guarantee that bank’s compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of (1) 5% of the bank’s total assets at the time it became “undercapitalized” or (2) the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent’s general unsecured creditors. In addition, this act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality, and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a “well capitalized” institution must have (1) a Tier 1 risk-based capital ratio of at least 6%, (2) a total risk-based capital ratio of at least 10%, (3) a leverage ratio of at least 5%, and (4) not be subject to a capital directive order. Under these guidelines, each of our banking subsidiaries is considered well capitalized as of December 31, 2003. In order for us to continue to qualify as a financial holding company, each of our banking subsidiaries must remain well capitalized.

Regulators also must take into consideration (1) concentrations of credit risk; (2) interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and (3) risks from non-traditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation will be made as a part of the institution’s regular safety and soundness examination. In addition, we and any of our banking subsidiaries with significant trading activity must incorporate a measure for market risk in our regulatory capital calculations.

Distributions

Our funds for payment of our indebtedness, including the debt securities, are derived from a variety of sources, including cash and temporary investments. However, the primary source of these funds is dividends received from our banking subsidiaries. Each of our banking subsidiaries is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine when, and under what circumstances, to prohibit a bank or bank holding company from paying dividends under its safety and soundness examination.

In addition, the ability of our banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991, as described above. Our right, and the right of our stockholders and creditors, to participate in any distribution of the assets or earnings of our subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

Source of Strength

According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC—either as a result of default of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default—the other banking subsidiaries may be assessed for the FDIC’s loss, subject to certain exceptions.

DESCRIPTION OF DEBT SECURITIES

We will issue any senior debt securities under an Indenture dated as of January 1, 1995 (as supplemented, the “Senior Indenture”) between us and The Bank of New York, as successor trustee to U.S. Bank Trust National Association, as successor trustee to BankAmerica National Trust Company. We will issue any subordinated debt securities under an Indenture dated as of January 1, 1995 (as supplemented, the “Subordinated Indenture”) between us and The Bank of New York, as trustee. We refer to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” The trustee under each of the Indentures has two principal functions:

•	First, the trustee can enforce your rights against us if we default. However, there are limitations on the extent to which the trustee may act on your behalf.

•	Second, the trustee performs administrative duties for us, including sending you notices.

The following summaries of the Indentures are not complete and are qualified in their entirety by the specific provisions of the applicable Indentures, which are exhibits to the registration statement and are incorporated in this prospectus by reference. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given to them in the Indentures.

General

The total amount of securities that we may offer and sell using this prospectus is limited to the aggregate initial offering price of the securities registered under the registration statement. Neither Indenture limits the amount of debt securities that we may issue.

Any debt securities we issue will be our direct unsecured obligations and will not be obligations of our subsidiaries. Each series of our senior debt securities will rank equally with all of our other unsecured senior indebtedness that is outstanding from time to time. Each series of our subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness that is outstanding from time to time.

We will issue our debt securities in fully registered form without coupons. Our debt securities may be denominated in U.S. dollars or in another currency or currency unit. Any debt securities that are denominated in U.S. dollars will be issued in denominations of $1,000 or a multiple of $1,000 unless otherwise provided in the prospectus supplement. If any of the debt securities are denominated in a foreign currency, currency unit, or composite currency, or if principal, any premium, interest, or any other amounts payable on any of the debt securities is payable in any foreign currency, currency unit, or composite currency, the authorized denominations, as well as any investment considerations, risk factors, restrictions, tax consequences, specific terms, and other information relating to that issue of debt securities and the particular foreign currency, currency unit, or composite currency will be stated in the prospectus supplement.

We may issue our debt securities in one or more series with the same or different maturities. We may issue our debt securities at a price lower than their stated principal amount or lower than their minimum guaranteed repayment amount at maturity (each, an “Original Issue Discount Security”). Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates. Some of our debt securities may be deemed to be issued with original issue discount for United States federal income tax purposes. If we issue debt securities with original issue discount, we will discuss the United States federal income tax implications in the prospectus supplement.

Each prospectus supplement will describe the terms of any debt securities we issue, which may include the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the minimum denominations;

•	the percentage of the stated principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the person to whom interest is payable, if other than the owner of the debt securities;

•	the maturity date or dates;

•	the interest rate or rates, which may be fixed or variable, and the method used to calculate that interest;

•	any index used to determine the amounts of any payments on the debt securities and the manner in which those amounts will be determined;

•	the interest payment dates, the regular record dates for the interest payment dates, and the date interest will begin to accrue;

•	the place or places where payments on the debt securities may be made and the place or places where the debt securities may be presented for registration of transfer or exchange;

•	any date or dates after which the debt securities may be redeemed, repurchased, or repaid in whole or in part at our option or the option of the holder and the periods, prices, terms, and conditions of that redemption, repurchase, or repayment;

•	if other than the full principal amount, the portion of the principal amount of the debt securities that will be payable if their maturity is accelerated;

•	the currency of principal, any premium, interest, and any other amounts payable on the debt securities, if other than U.S. dollars;

•	if the debt securities will be issued in other than book-entry form;

•	the identification of or method of selecting any interest rate calculation agents, exchange rate agents, or any other agents for the debt securities;

•	any provisions for the discharge of our obligations relating to the debt securities by the deposit of funds or U.S. government obligations;

•	any provision relating to the extension or renewal of the maturity date of the debt securities;

•	whether the debt securities will be listed on any securities exchange; and

•	any other terms of the debt securities that are permitted under the applicable Indenture.

As a holding company, we own most of our assets and conduct substantially all of our operations through subsidiaries. Our ability to make payments of principal, any premium, interest, and any other amounts on the debt securities may be affected by the ability of our banking and nonbanking subsidiaries to pay dividends. Their ability, as well as our ability, to pay dividends in the future is and could be influenced by bank regulatory requirements and capital guidelines. See “Regulatory Matters.”

In addition, claims of holders of debt securities generally will have a junior position to claims of creditors of our subsidiaries including, in the case of our banking subsidiaries, their depositors.

Neither Indenture contains provisions protecting holders against a decline in our credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness, or restructuring. If our credit quality declines as a result of an event of this type, or otherwise, the ratings of any debt securities then outstanding may be withdrawn or downgraded.

No Sinking Fund

Unless stated otherwise in the prospectus supplement, our debt securities will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the debt securities.

Redemption

The prospectus supplement will indicate whether we may redeem the debt securities prior to their maturity date. If we may redeem the debt securities prior to maturity, the prospectus supplement will indicate the redemption price and the method for redemption.

Repayment

The prospectus supplement will indicate whether the debt securities can be repaid at the holder’s option prior to their maturity date. If the debt securities may be repaid prior to maturity, the prospectus supplement will indicate our cost to repay the debt securities and the procedure for repayment.

Repurchase

We, or our affiliates, may repurchase debt securities from investors who are willing to sell them from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. We, or our affiliates, have the discretion to hold or resell any repurchased debt securities. We also have the discretion to cancel any repurchased debt securities.

Reopenings

We have the ability to “reopen” a series of our debt securities. This means that we can increase the principal amount of a series of our debt securities by selling additional debt securities with the same terms. We may do so without notice to the existing holders of securities of that series. However, any new securities of this kind may begin to bear interest at a different date.

Conversion

We may issue debt securities that are convertible, at either our option or the holder’s option, into our preferred stock, depositary shares, common stock, or other debt securities. The prospectus supplement will describe the terms of any conversion features, including:

•	the periods during which conversion may be elected;

•	the conversion price payable and the number of shares or amount of preferred stock, depositary shares, common stock, or other debt securities that may be issued upon conversion, and any adjustment provisions; and

•	the procedures for electing conversion.

Exchange, Registration, and Transfer

Subject to the terms of the applicable Indenture, debt securities of any series, other than debt securities issued in book-entry form, may be exchanged at the option of the holder for other debt securities of the same series and of an equal aggregate principal amount and type in any authorized denominations.

Debt securities may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent that we designate and maintain. The prospectus supplement will include the name of the security registrar and the transfer agent. The security registrar or the transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. We may change the security registrar or the transfer agent or approve a change in the location through which any security registrar or transfer agent acts at any time, except that we will be required to maintain a security registrar and transfer agent in each place of payment for each series of debt securities. At any time, we may designate additional transfer agents for any series of debt securities.

We will not be required to (1) issue, exchange, or register the transfer of any debt security of any series to be redeemed for a period of 15 days before those debt securities were selected for redemption, or (2) exchange or register the transfer of any debt security that was selected, called, or is being called for redemption, except the unredeemed portion of any debt security being redeemed in part.

For a discussion of restrictions on the exchange, registration, and transfer of global securities, see “Registration and Settlement.”

Payment and Paying Agents

The principal, any premium, interest, and any other amounts payable on our debt securities will be paid at the offices of the paying agents we designate from time to time. In addition, at our option, payment of any interest may be made by check mailed to the address of the holder as recorded in the security register. On any interest payment date, interest on a debt security generally will be paid to the person in whose name the debt security is registered at the close of business on the regular record date for that payment. For a discussion of payment of principal, any premium, interest, or other payment on global securities, see “Registration and Settlement.”

We initially have designated the principal corporate trust offices of the trustees in New York City as the places where the debt securities may be presented for payment. We may change paying agents or the designated payment office at any time. Any other paying agents for our debt securities of each series will be named in the prospectus supplement.

Subordination

Our subordinated debt securities are subordinated in right of payment to all of our senior indebtedness. The Subordinated Indenture defines “senior indebtedness” as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes, and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred, or assumed after that date and all deferrals, renewals, extensions, and refundings of that indebtedness or obligations, unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Each prospectus supplement for a series of subordinated debt securities will indicate the aggregate amount of our senior indebtedness outstanding at that time and any limitation on the issuance of additional senior indebtedness.

If there is a default or event of default on any senior indebtedness that is not remedied and we and the trustee of the Subordinated Indenture receive notice of this default from the holders of at least 10% in principal amount of any kind or category of any senior indebtedness or if the trustee of the Subordinated Indenture receives this notice from us, we will not be able to make any principal, premium, interest, or other payments on the subordinated debt securities or repurchase our subordinated debt securities.

If we repay any subordinated debt security before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation, or reorganization, any principal, premium, interest, or other payment will be paid to holders of senior indebtedness before any holders of subordinated indebtedness are paid. In addition, if any amounts previously were paid to the holders of subordinated debt or the trustee of the Subordinated Indenture, the holders of senior debt shall have first rights to the amounts previously paid.

Upon payment in full of all our senior indebtedness, the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of our assets.

Sale or Issuance of Capital Stock of Banks

The Senior Indenture prohibits the issuance, sale, or other disposition of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales of directors’ qualifying shares;

•	sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of that Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants, or rights to subscribe for or purchase shares of its capital stock, to its stockholders at any price, so long as before that sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before the sale of additional securities; and

•	any issuance of shares of capital stock, or securities convertible into or options, warrants, or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

A “Principal Subsidiary Bank” is defined in the Senior Indenture as any bank with total assets equal to more than 10% of our total consolidated assets. As of the date of this prospectus, Bank of America, N.A. and Fleet National Bank are our only Principal Subsidiary Banks.

Waiver of Covenants

The holders of a majority in principal amount of the debt securities of all affected series then outstanding under the Indenture may waive compliance with some of the covenants or conditions of that Indenture.

Modification of the Indentures

We and the applicable trustee may modify the Indenture with the consent of the holders of at least 66 2/3% of the aggregate principal amount of all series of debt securities under that Indenture affected by the modification. However, no modification may extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any debt security without the consent of each holder affected by the modification. No modification may reduce the percentage of debt securities which is required to consent to modification without the consent of all holders of the debt securities outstanding.

In addition, we and the trustee may execute supplemental indentures in some circumstances without the consent of any holders of outstanding debt securities.

For purposes of determining the aggregate principal amount of the debt securities outstanding at any time in connection with any request, demand, authorization, direction, notice, consent, or waiver under the applicable Indenture, (1) the principal amount of an Original Issue Discount Security is that amount that would be due and payable at that time upon an event of default, and (2) the principal amount of a debt security denominated in a foreign currency or currency unit is the U.S. dollar equivalent on the date of original issuance of the debt security.

Meetings and Action by Securityholders

The trustee may call a meeting in its discretion, or upon request by us or the holders of at least 10% in principal amount of a series of outstanding debt securities, by giving notice. If a meeting of holders is duly held, any resolution raised or decision taken in accordance with the Indenture will be binding on all holders of debt securities of that series.

Defaults and Rights of Acceleration

The Senior Indenture defines an event of default for a series of senior debt securities as any one of the following events:

•	our failure to pay principal or any premium when due on any securities of that series;

•	our failure to pay interest on any securities of that series, within 30 calendar days after the interest becomes due;

•	our breach of any of our other covenants contained in the senior debt securities of that series or in the Senior Indenture, that is not cured within 90 calendar days after written notice to us by the trustee of the Senior Indenture, or to us and the trustee of the Senior Indenture by the holders of at least 25% in principal amount of all senior debt securities then outstanding under the Senior Indenture and affected by the breach; and

•	specified events involving our bankruptcy, insolvency, or liquidation.

The Subordinated Indenture defines an event of default only as our bankruptcy under United States federal bankruptcy laws.

If an event of default occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities are Original Issue Discount Securities, a specified portion of the principal amount, of all debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the debt securities then outstanding or of the series affected, in some circumstances, may annul the declaration of acceleration and waive past defaults.

Payment of principal of the subordinated debt securities may not be accelerated in the case of a default in the payment of principal, any premium, interest, or any other amounts or the performance of any of our other covenants.

Collection of Indebtedness

If we fail to pay principal of, or any premium on, any debt securities, or if we are over 30 calendar days late on an interest payment on the debt securities, the appropriate trustee can demand that we pay to it, for the benefit of the holders of those debt securities, the amount which is due and payable on those debt securities, including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the trustee may take appropriate action, including instituting judicial proceedings against us. In addition, a holder also may file suit to enforce our obligation to make payment of principal, any premium, interest, or other amounts due on any debt security regardless of the actions taken by the trustee.

The holders of a majority in principal amount of the debt securities then outstanding under an Indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee under that Indenture, but the trustee will be entitled to receive from the holders a reasonable indemnity against expenses and liabilities.

We are required periodically to file with the trustees a certificate stating that we are not in default under any of the terms of the Indentures.

Notices

We will provide the holders with any required notices by first-class mail to the addresses of the holders as they appear in the security register.

Concerning the Trustees

We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and its affiliated entities in the ordinary course of business. The Bank of New York also serves as trustee for several series of our outstanding indebtedness under other indentures.

DESCRIPTION OF WARRANTS

General

We may issue warrants that are either debt warrants or universal warrants. We may offer warrants separately or together with any of our other securities, including other warrants and units, consisting of two or more securities in any combination, as described under the heading “Description of Units.”

We may issue warrants in any amounts or in as many distinct series as we determine. We will issue each series of warrants under a warrant agreement with a warrant agent designated in the prospectus supplement. We will describe in the prospectus supplement the specific terms of the warrants. When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Description of Debt Warrants

Debt warrants are rights for the purchase of debt securities. Debt warrants may be issued independently or together with any of our other securities and may be attached to, or separate from, our other securities. Any debt warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

If debt warrants are offered, the prospectus supplement will describe the terms of the debt warrants and the warrant agreement relating to the debt warrants, including the following:

•	the offering price;

•	the designation, aggregate stated principal amount, and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency, currency unit, or composite currency in which the price for the debt warrants is payable;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued, and the number of debt warrants issued with each security;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which, and the currency, currency units, or composite currency based on or relating to currencies in which, the principal amount of debt securities may be purchased upon exercise;

•	the dates the right to exercise the debt warrants will commence and expire and, if the debt warrants are not continuously exercisable, any dates on which the debt warrants are not exercisable;

•	any circumstances that will cause the debt warrants to be deemed to be automatically exercised;

•	if applicable, a discussion of some of the United States federal income tax consequences;

•	whether the debt warrants or related securities will be listed on any securities exchange;

•	whether the debt warrants will be issued in global or certificated form;

•	the name of the warrant agent;

•	a description of the terms of any warrant agreement to be entered into between us and a bank or trust company, as warrant agent, governing the debt warrants; and

•	any other terms of the debt warrants which are permitted under the debt warrant agreement.

Description of Universal Warrants

Universal warrants are rights for the purchase or sale of, or whose cash value is determined by reference to the performance, level, or value of, one or more of the following:

•	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or the debt or equity securities of third parties;

•	one or more currencies or currency units;

•	one or more commodities;

•	any other financial, economic, or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

•	one or more indices or baskets of the items described above.

We refer to each type of property described above as “warrant property.”

We may satisfy our obligations, if any, and the holder of a universal warrant may satisfy its obligations, if any, with respect to any universal warrants by delivering:

•	the warrant property;

•	the cash value of the warrant property; or

•	the cash value of the warrants determined by reference to the performance, level, or value of the warrant property.

The prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a universal warrant may deliver to satisfy its obligations, if any, with respect to any universal warrants.

Universal warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from the other securities. Any universal warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

If universal warrants are offered, the prospectus supplement will describe the terms of the universal warrants and the warrant agreement, including the following:

•	the offering price;

•	the title and aggregate number of the universal warrants;

•	the nature and amount of the warrant property that the universal warrants represent the right to buy or sell;

•	whether the universal warrants are put warrants or call warrants, including in either case whether the warrants may be settled by means of net cash settlement or cashless exercise;

•	the price at which the warrant property may be purchased or sold, the currency, and the procedures and conditions relating to exercise;

•	whether the exercise price of the universal warrant may be paid in cash or by exchange of the warrant property or both, the method of exercising the universal warrants, and whether settlement will occur on a net basis or a gross basis;

•	the dates on which the right to exercise the universal warrants will commence and expire;

•	if applicable, a discussion of some of the United States federal income tax consequences;

•	whether the universal warrants or underlying securities will be listed on any securities exchange;

•	whether the universal warrants will be issued in global or certificated form;

•	the name of the warrant agent;

•	a description of the terms of any warrant agreement to be entered into between us and a bank or trust company, as warrant agent, governing the universal warrants; and

•	any other terms of the universal warrants which are permitted under the warrant agreement.

Modification

We and the warrant agent may amend the terms of any warrant agreement and the warrants without the consent of the holders of the warrants to cure any ambiguity, to correct any inconsistent provision, or in any other manner we deem necessary or desirable and which will not affect adversely the interests of the holders. In addition, we may amend the warrant agreement and the terms of the warrants with the consent of the holders of a majority of the outstanding unexercised warrants affected. However, any modification to the warrants cannot change the exercise price, reduce the amounts receivable upon exercise, cancellation, or expiration, shorten the time period during which the warrants may be exercised, or otherwise materially and adversely affect the rights of the holders of the warrants or reduce the percentage of outstanding warrants required to modify or amend the warrant agreement or the terms of the warrants, without the consent of the affected holders.

Enforceability of Rights of Warrantholders; Governing Law

The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the warrants. Any record holder or beneficial owner of a warrant, without anyone else’s consent, may enforce by appropriate legal action, on his or her own behalf, his or her right to exercise the warrant in accordance with its terms. A holder of a warrant will not be entitled to any of the rights of a holder of the debt securities or other securities or warrant property purchasable upon the exercise of the warrant, including any right to receive payments on those securities or warrant property or to enforce any covenants or rights in the relevant indenture or any other agreement, before exercising the warrant.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee under the Trust Indenture Act of 1939. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act of 1939 with respect to their warrants.

Unsecured Obligations

Any warrants we issue will be our unsecured contractual obligations. Claims of holders of our warrants generally will have a junior position to claims of creditors of our subsidiaries including, in the case of our banking subsidiaries, their depositors.

DESCRIPTION OF UNITS

General

We may issue units consisting of one or more securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

If units are offered, the prospectus supplement will describe the terms of the units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be held or transferred separately;

•	the name of the unit agent;

•	a description of the terms of any unit agreement to be entered into between us and a bank or trust company, as unit agent, governing the units;

•	whether the units will be listed on any securities exchange; and

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units.

Modification

We and the unit agent may amend the terms of any unit agreement and the units without the consent of the holders to cure any ambiguity, to correct any inconsistent provision, or in any other manner we deem necessary or desirable and which will not affect adversely the interests of the holders. In addition, we may amend the unit agreement and the terms of the units with the consent of the holders of a majority of the outstanding unexpired units affected. However, any modification to the units that materially and adversely affects the rights of the holders of the units, or reduces the percentage of outstanding units required to modify or amend the unit agreement or the terms of the units, requires the consent of the affected holders.

Enforceability of Rights of Unitholders; Governing Law

The unit agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the units. Except as described below, any record holder of a unit, without anyone else’s consent, may enforce his or her rights as holder under any security included in the unit, in accordance with the terms of the included security and the Indenture, warrant agreement, or unit agreement under which that security is issued. Those terms are described in other sections of this prospectus relating to debt securities and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce his or her rights, including any right to bring legal action, with respect to those units or any included securities, other than debt securities. Limitations of this kind will be described in the prospectus supplement.

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee under the Trust Indenture Act of 1939. Therefore, holders of units issued under a unit agreement will not have the protection of the Trust Indenture Act of 1939 with respect to their units.

Unsecured Obligations

The units are our unsecured contractual obligations. Claims of holders of our units generally will have a junior position to claims of creditors of our subsidiaries including, in the case of our banking subsidiaries, their depositors.

DESCRIPTION OF PREFERRED STOCK

General

We have 100,000,000 shares of preferred stock, par value $.01 per share, authorized and may issue the preferred stock in one or more series, each with the preferences, designations, limitations, conversion rights, and other rights as we may determine. We have designated:

(a) 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the “ESOP Preferred Stock”), of which 1,231,824 shares were issued and outstanding at April 1, 2004;

(b) 35,045 shares of 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”), of which 7,739 shares were issued and outstanding at April 1, 2004;

(c) 20,000,000 shares of $2.50 Cumulative Convertible Preferred Stock Series BB (the “Series BB Preferred Stock”), none of which were issued and outstanding at April 1, 2004;

(d) 690,000 shares of 6.75% Perpetual Preferred Stock (the “6.75% Perpetual Preferred Stock”), 382,450 of which were issued and outstanding as of April 1, 2004; and

(e) 805,000 shares of Fixed/Adjustable Rate Cumulative Preferred Stock (the “Fixed/Adjustable Rate Cumulative Preferred Stock”), 700,000 of which were issued and outstanding as of April 1, 2004.

The Preferred Stock

General. Any preferred stock sold under this prospectus will have the general dividend, voting, and liquidation preference rights stated below unless otherwise stated in the prospectus supplement. Each prospectus supplement for preferred stock will describe the specific terms of those shares, including, where applicable:

•	the title and stated value of the preferred stock;

•	the aggregate number of shares of preferred stock offered;

•	the offering price or prices of the preferred stock;

•	the dividend rate or rates or method of calculation, the dividend period, and the dates dividends will be payable;

•	whether dividends are cumulative or noncumulative, and, if cumulative, the date the dividends will begin to cumulate;

•	the dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock;

•	the dates the preferred stock become subject to redemption at our option, and any redemption terms;

•	any redemption or sinking fund provisions;

•	whether the preferred stock will be issued in other than book-entry form;

•	whether the preferred stock will be listed on any securities exchange;

•	any rights on the part of the stockholder or us to convert the preferred stock into shares of our common stock or any other security; and

•	any additional voting, liquidation, preemptive, and other rights, preferences, privileges, limitations, and restrictions.

Dividends. The holders of our preferred stock will be entitled to receive when, as, and if declared by our board of directors, cash dividends at those rates as will be fixed by our board of directors, subject to the terms of our Amended and Restated Certificate of Incorporation. All dividends will be paid out of funds that are legally available for this purpose. Whenever dividends on any non-voting preferred stock are in arrears for six quarterly dividend periods (whether or not consecutive), holders of the non-voting preferred stock will have the right to elect two additional directors to serve on our board of directors, and these two additional directors will continue to serve until the dividend arrearage is eliminated.

Voting. The holders of our preferred stock will have no voting rights except:

•	each share of Series B Preferred Stock is entitled to one vote per share;

•	each share of ESOP Preferred Stock is entitled to two votes per share;

•	as required by applicable law; or

•	as specifically approved by us for that particular series.

Liquidation Preference. In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock ranking superior, an amount equal to the stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their shares of our preferred stock if the shares were paid in full.

Authorized Classes of Preferred Stock

The following summary of our ESOP Preferred Stock, Series B Preferred Stock, Series BB Preferred Stock, 6.75% Perpetual Preferred Stock, and Fixed/Adjustable Rate Cumulative Preferred Stock is qualified in its entirety by reference to the description of these securities contained in our Amended and Restated Certificate of Incorporation.

ESOP Preferred Stock

All shares of ESOP Preferred Stock are held by the trustee under the Bank of America 401(k) Plan. Shares of ESOP Preferred Stock are convertible into our common stock at a conversion rate of 1.68 shares of common stock per share of ESOP Preferred Stock, subject to customary anti-dilution adjustments.

Preferential Rights. The ESOP Preferred Stock ranks senior to our common stock and ranks junior to the Series B Preferred Stock, Series BB Preferred Stock, 6.75% Perpetual Preferred Stock, and Fixed/Adjustable Rate Cumulative Preferred Stock as to dividends and distributions on liquidation. ESOP Preferred Stock does not have preemptive or preferential rights to purchase or subscribe to shares of our capital stock, and is not subject to any sinking fund obligations or other obligations to repurchase or retire the series, except as discussed below.

Dividends. ESOP Preferred Stock is entitled to an annual dividend, subject to adjustments, of $3.30 per share, payable semi-annually. Unpaid dividends accumulate on the date they first became payable, without interest. While any shares of ESOP Preferred Stock are outstanding, we may not declare, pay, or set apart for payment any dividend on any other series of our stock ranking equally with the ESOP Preferred Stock as to dividends unless we have declared and paid, or set apart for payment, like dividends on ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for the parity of our stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. We generally may not declare, pay, or set apart for payment any dividends, except for, among other things, dividends payable solely in shares of our stock ranking junior to ESOP Preferred Stock as to dividends or upon liquidation, or make any other distribution on, or make payment on account of the purchase, redemption, or other retirement of, any other class or series of our capital stock ranking junior to ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on ESOP Preferred Stock have been declared and paid or set apart for payment when due.

Voting Rights. Holders of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of our common stock and vote together with the holders of our common stock as one class. Except as otherwise required by applicable law, holders of ESOP Preferred Stock have no special voting rights. To the extent that holders of the shares are entitled to vote, each share is entitled to the number of votes equal to the number of shares of our common stock into which the shares of ESOP Preferred Stock could be converted on the record date for determining our stockholders entitled to vote, rounded to the nearest whole vote. Under the current conversion rate, each share of ESOP Preferred Stock is entitled to two votes.

Distributions. In the event of our voluntary or involuntary dissolution, liquidation, or winding-up, holders of ESOP Preferred Stock will be entitled to receive, out of our assets available for distribution to our stockholders, $42.50 per share plus all accrued and unpaid dividends of the shares of ESOP Preferred Stock to the date fixed for distribution. These distributions will be subject to the rights of the holders of any preferred stock ranking senior to or equally with ESOP Preferred Stock as to distributions upon dissolution, liquidation, or winding-up but before any amount will be paid or distributed among the holders of our common stock or any other shares of our stock ranking junior to ESOP Preferred Stock. If, upon our voluntary or involuntary dissolution, liquidation, or winding-up, the amounts payable on ESOP Preferred Stock and any other stock ranking equally with ESOP Preferred Stock as to any distribution are not paid in full, holders of ESOP Preferred Stock and the other capital stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, holders of ESOP Preferred Stock will not be entitled to any further distribution of our assets. Any merger, consolidation, or purchase or sale of assets by us will not be deemed to be a dissolution, liquidation, or winding-up of our affairs.

Redemption. ESOP Preferred Stock is redeemable, in whole or in part, at our option at any time. The redemption price for the shares of ESOP Preferred Stock, which may be paid in cash or shares of our common stock, is $42.50 per share. The redemption price also must include all accrued and unpaid dividends to the date of redemption. If ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required to redeem ESOP Preferred Stock.

In addition, we are required to redeem shares of ESOP Preferred Stock at the option of the holder to the extent necessary either to provide for distributions required to be made under the Employee Stock Ownership Plan or to make payments of principal, interest, or premium due and payable on any indebtedness incurred by the holder for the benefit of the Employee Stock Ownership Plan.

Series B Preferred Stock

Preferential Rights. The Series B Preferred Stock ranks senior to ESOP Preferred Stock and our common stock, ranks equally with 6.75% Perpetual Preferred Stock and Fixed/Adjustable Rate Cumulative Preferred Stock, and ranks junior to Series BB Preferred Stock as to dividends and upon liquidation. Series B Preferred Stock is not convertible into or exchangeable for any shares of our common stock or any other class of capital stock without the consent of holders of Series B Preferred Stock, we may issue preferred stock with superior or equal rights or preferences.

Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by our board of directors, cumulative cash dividends at an annual dividend rate per share of 7.00% of the stated value per-share of Series B Preferred Stock. The stated value per share of the Series B Preferred Stock is $100. Dividends are payable quarterly. We cannot declare or pay cash dividends on any shares of our common stock unless full cumulative dividends on Series B Preferred Stock have been paid or declared and funds sufficient for the payment have been set apart.

Voting Rights. Each share of Series B Preferred Stock has equal voting rights, share for share, with each share of our common stock.

Distributions. In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of our preferred stock ranking superior to Series B Preferred Stock, but before any distribution on shares of our common stock, liquidating dividends of $100 per share plus accumulated dividends.

Redemption. Shares of Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders, at the redemption price of $100 per share plus accumulated dividends, provided that (1) full cumulative dividends have been paid, or declared, and funds sufficient for payment set apart, upon any class or series of our preferred stock ranking superior to Series B Preferred Stock; and (2) we are not then in default or in arrears on any sinking fund or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of our preferred stock ranking superior to Series B Preferred Stock.

Series BB Preferred Stock

Dividends. Holders of Series BB Preferred Stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for payment, an annual dividend of $2.50 per share. Dividends are payable quarterly on January 1, April 1, July 1, and October 1 of each year. Dividends on Series BB Preferred Stock are cumulative from the date of issue. Each dividend is payable to holders of record as appearing on our stock register on the record dates fixed by our board of directors. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on Series BB Preferred Stock which may be in arrears.

Conversion Rights. Subject to the terms and conditions set forth below, holders of shares of Series BB Preferred Stock have the right, at their option, to convert such shares into shares of our common stock at any time into fully paid and nonassessable shares of our common stock (calculated as to each conversion to the nearest 1/1,000 of a share) at the rate of 6.17215 shares of our common stock for each share of Series BB Preferred Stock surrendered for conversion (the “Conversion Rate”). The Conversion Rate is subject to adjustment from time to time to reflect our common stock splits and similar alterations in our common stock.

Redemption. Shares of Series BB Preferred Stock are redeemable at the our option, in whole or in part, at a redemption price of $25 per share plus an amount equal to accrued and unpaid dividends up to and including the redemption date. Shares of Series BB Preferred Stock are not subject to a sinking fund.

Liquidation Rights. In the event of our voluntary or involuntary dissolution, liquidation, or winding up of our affairs, holders of Series BB Preferred Stock are entitled to receive out of our assets available for distribution to stockholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends up to and including the date of such distribution, and no more, before any distribution is made to the holders of any of our classes of stock ranking junior to the Series BB Preferred Stock as to the distribution of assets.

Voting. Holders of Series BB Preferred Stock have no voting rights except (1) as required by law; and (2) in the event any quarterly dividend payable on the Series BB Preferred Stock is in arrears, holders of Series BB Preferred Stock are entitled to vote together with the holders of our common stock at our next meeting of stockholders and at each subsequent meeting of stockholders, unless all dividends in arrears have been paid or declared and set apart for payment prior to the date of the meeting. In those cases where holders of Series BB Preferred Stock are entitled to vote, each holder is entitled to cast the number of votes equal to the number of whole shares of our common stock into which his or her Series BB Preferred Stock is then convertible.

6.75% Perpetual Preferred Stock

Preferential Rights. The 6.75% Perpetual Preferred Stock ranks senior to our common stock and ESOP Preferred Stock, equally with Series B Preferred Stock and Fixed/Adjustable Rate Cumulative Preferred Stock, and junior to any Series BB Preferred Stock as to dividends and distributions on liquidation.

Dividends. Holders of shares of 6.75% Perpetual Preferred Stock are entitled to receive dividends at the rate of 6.75% per annum, payable quarterly, before we may declare or pay any dividend on our common stock or our junior preferred stock. The dividends on the 6.75% Perpetual Preferred Stock are cumulative. If the Internal Revenue Code is amended to reduce the percentage of the dividend payable on preferred stock that may be deducted by corporate stockholders (the “Dividends Received Deduction”), which currently is 70%, we will increase the amount of dividends payable on the 6.75% Perpetual Preferred Stock for dividend payments made on or after the date of enactment of such amendment.

Voting Rights. Holders of 6.75% Perpetual Preferred Stock have no voting rights, except as required by law and to the extent the consent of the holders of 6.75% Perpetual Preferred Stock at the time outstanding is necessary to authorize, effect, or validate any amendment, alteration, or repeal of any provision of our Amended and Restated Certificate of Incorporation or to create any series of stock with dividend rights or liquidation preferences ranking greater than the 6.75% Perpetual Preferred Stock. If any quarterly dividend payable on the 6.75% Perpetual Preferred Stock is in arrears for six full quarterly dividends or more, the holders of 6.75% Perpetual Preferred Stock will be entitled to vote together as a group, to the exclusion of the holders of any other series of preferred stock or our common stock, at our next annual meeting of stockholders for the election of directors and at each subsequent meeting of stockholders for the election of directors, until all dividends in arrears have been paid or declared and set apart for payment, for two directors. Each director elected by the holders of 6.75% Perpetual Preferred Stock shall continue to serve as a director until the dividend arrearage is eliminated.

Distributions. In the event of the voluntary or involuntary dissolution, liquidation, or winding up, holders of 6.75% Perpetual Preferred Stock are entitled to receive out of assets available for distribution to stockholders an amount equal to $250 per share plus an amount equal to accrued and unpaid dividends up to and including the date of distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the 6.75% Perpetual Preferred Stock as to the distribution of assets. In determining whether payment of a distribution must be made to the holders of the 6.75% Perpetual Preferred Stock, any merger, consolidation, or purchase or sale of assets by us will not be deemed a dissolution, liquidation, or winding up of such affairs. Shares of 6.75% Perpetual Preferred Stock are not subject to a sinking fund.

Redemption. We may redeem the 6.75% Perpetual Preferred Stock, in whole or in part, at our option, on and after April 15, 2006, at $250 per share, plus accrued and unpaid dividends, if any. We also may redeem the 6.75% Perpetual Preferred Stock prior to April 15, 2006, in whole, at our option, if the Internal Revenue Code is amended to reduce the Dividends Received Deduction.

So long as any shares of 6.75% Perpetual Preferred Stock are outstanding, we may not redeem any shares of our common stock or any other class of our preferred stock ranking junior to or on a parity with 6.75% Perpetual Preferred Stock unless we have paid full cumulative dividends on all outstanding shares of the 6.75% Perpetual Preferred Stock for all past dividend payment periods. Further, if any dividends on the 6.75% Perpetual Preferred Stock are in arrears, we may not redeem any shares of the 6.75% Perpetual Preferred Stock unless we simultaneously redeem all outstanding shares of the 6.75% Perpetual Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 6.75% Perpetual Preferred Stock.

Fixed/Adjustable Rate Cumulative Preferred Stock

Preferential Rights. The Fixed/Adjustable Rate Cumulative Preferred Stock ranks senior to our common stock and ESOP Preferred Stock, equally with Series B Preferred Stock and 6.75% Perpetual Preferred Stock, and junior to Series BB Preferred Stock as to dividends and distributions on liquidation.

Dividends. Through April 1, 2006, the holders of Fixed/Adjustable Rate Cumulative Preferred Stock are entitled to receive dividends at the rate of 6.60% per annum computed on the basis of the issue price of Fixed/Adjustable Rate Cumulative Preferred Stock of $250 per share, payable quarterly out of the funds legally available for the payment of dividends, before we may declare or pay any dividend upon our common stock or junior preferred stock. After April 1, 2006, the dividend rate on Fixed/Adjustable Rate Cumulative Preferred Stock will be a rate per annum equal to 0.50% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate, and the Thirty Year Constant Maturity Rate, as each term is defined in our Amended and Restated Certificate of Designations establishing the Fixed/Adjustable Rate Cumulative Preferred Stock. The applicable rate per annum for any dividend period beginning on or after April 1, 2006 will not be less than 7.00% nor greater than 13.00%.

The dividends on Fixed/Adjustable Rate Cumulative Preferred Stock are cumulative. If the Internal Revenue Code is amended to reduce the Dividends Received Deduction, we will increase the amount of dividends that will be payable on Fixed/Adjustable Rate Cumulative Preferred Stock for dividend payments made on or after the date of enactment of such amendment.

Voting Rights. Holders of Fixed/Adjustable Rate Cumulative Preferred Stock have no voting rights, except as required by law and to the extent the consent of the holders of Fixed/Adjustable Rate Cumulative Preferred Stock at the time outstanding is necessary to authorize, effect, or validate any amendment, alteration, or repeal of any provision of our Amended and Restated Certificate of Incorporation or to create any series of stock with dividend rights or liquidation preferences ranking greater than the Fixed/Adjustable Rate Cumulative Preferred Stock. If any quarterly dividend payable on the Fixed/Adjustable Rate Cumulative Preferred Stock is in arrears for six full quarterly dividends or more, the holders of Fixed/Adjustable Rate Cumulative

Preferred Stock will be entitled to vote together as a group, to the exclusion of the holders of any other preferred stock or our common stock, at our next annual meeting of stockholders for the election of directors and at each subsequent meeting of stockholders for the election of directors, until all dividends in arrears have been paid or declared and set apart for payment, for two directors. Each director elected by the holders of Fixed/Adjustable Rate Cumulative Preferred Stock shall continue to serve as a director until the dividend arrearage is eliminated.

Distributions. In the event of the voluntary or involuntary dissolution, liquidation, or winding up, holders of Fixed/Adjustable Rate Cumulative Preferred Stock are entitled to receive out of assets available for distribution to stockholders an amount equal to $250 per share plus an amount equal to accrued and unpaid dividends up to and including the date of distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the Fixed/Adjustable Rate Cumulative Preferred Stock as to the distribution of assets. In determining whether payment of a distribution must be made to the holders of the Fixed/Adjustable Rate Cumulative Preferred Stock, any merger, consolidation, or purchase or sale of assets by us will not be deemed a dissolution, liquidation, or winding up of such affairs. Shares of Fixed/Adjustable Rate Cumulative Preferred Stock are not subject to a sinking fund.

Redemption. We may redeem the Fixed/Adjustable Rate Cumulative Preferred Stock, in whole or in part, at our option, on and after April 1, 2006, at $250 per share, plus accrued and unpaid dividends, if any. We may also redeem the Fixed/Adjustable Rate Cumulative Preferred Stock prior to April 1, 2006, in whole, at our option, if the Internal Revenue Code is amended to reduce the Dividends Received Deduction.

So long as any shares of Fixed/Adjustable Rate Cumulative Preferred Stock are outstanding, we may not redeem any shares of Fixed/Adjustable Rate Cumulative Preferred Stock, our common stock, or any other class of preferred stock ranking junior to or on a parity with Fixed/Adjustable Rate Cumulative Preferred Stock, unless we have paid full cumulative dividends on all outstanding shares of Fixed/Adjustable Rate Cumulative Preferred Stock for all past dividend payment periods. Further, if any dividends on Fixed/Adjustable Rate Cumulative Preferred Stock are in arrears, we may not redeem any shares of Fixed/Adjustable Rate Cumulative Preferred Stock, unless we simultaneously redeem all outstanding shares of Fixed/Adjustable Rate Cumulative Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Fixed/Adjustable Rate Cumulative Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary receipts evidencing depositary shares, each of which will represent fractional shares of preferred stock, rather than full shares of these securities. We will deposit shares of preferred stock of each series represented by depositary shares under a deposit agreement between us and a United States bank or trust company that we will select (the “depository”).

The particular terms of the preferred stock offered and the extent, if any, to which the general provisions may apply to the depositary shares will be described in the prospectus supplement. The general descriptions below and in the prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the deposit agreement and the depositary receipts, the forms of which are incorporated by reference in the registration statement and the definitive forms of which will be filed with the Securities and Exchange Commission, or “SEC,” at the time of sale of the depositary shares.

Terms of the Depositary Shares

Depositary receipts issued under the deposit agreement will evidence the depositary shares. Depositary receipts will be distributed to those persons purchasing depositary shares representing fractional shares of preferred stock in accordance with the terms of the offering. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction of a share of preferred stock represented by the applicable depositary share, to all the rights and preferences of the preferred stock being represented, including dividend, voting, redemption, conversion, and liquidation rights, all as will be set forth in the prospectus supplement relating to the depositary shares being offered.

Pending the preparation of definitive depositary receipts, the depository, upon our written order, may issue temporary depositary receipts. The temporary depositary receipts will be substantially identical to, and will have all the rights of, the definitive depositary receipts, but will not be in definitive form. Definitive depositary receipts will be prepared thereafter and temporary depositary receipts will be exchanged for definitive depositary receipts at our expense.

Withdrawal of Preferred Stock

Unless the depositary shares have been called for redemption, a holder of depositary shares may surrender his or her depositary receipts at the principal office of the depository, pay any charges, and comply with any other terms as provided in the deposit agreement for the number of shares of preferred stock underlying the depositary shares. A holder of depositary shares who withdraws shares of preferred stock will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement relating to the depositary shares being offered.

However, holders of whole shares of preferred stock will not be entitled to deposit those shares under the deposit agreement or to receive depositary receipts for those shares after the withdrawal. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depository will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Dividends and Other Distributions

The depository will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders. However, the depository will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance that is not distributed will be added to and treated as part of the next sum received by the depository for distribution to record holders.

If there is a distribution other than in cash, the depository will distribute property it receives to the record holders of depositary shares who are entitled to that property. However, if the depository determines that it is not feasible to make this distribution of property, the depository, with our approval, may sell that property and distribute the net proceeds to the holders of the depositary shares.

Redemption of Depositary Shares

If a series of preferred stock which relates to depositary shares is redeemed, the depositary shares will be redeemed from the proceeds received by the depository from the redemption, in whole or in part, of that series of preferred stock. The depository will mail notice of redemption at least 30 and not more than 45 calendar days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depository’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on that series of the preferred stock.

Whenever we redeem preferred stock held by the depository, the depository will redeem as of the same redemption date the number of depositary shares representing the preferred stock redeemed. If less than all of the depositary shares are redeemed, the depositary shares redeemed will be selected by lot or pro rata or by any other equitable method as the depository may decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. At that time, all rights of the holder of the depositary shares will cease, except the right to receive any money or other property they become entitled to receive upon surrender to the depository of the depositary receipts.

Voting the Deposited Preferred Stock

Any voting rights of holders of the depositary shares are directly dependent on the voting rights of the underlying preferred stock, which customarily have limited voting rights. Upon receipt of notice of any meeting at which the holders of the preferred stock held by the depository are entitled to vote, the depository will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depository as to the exercise of the voting rights pertaining to the amount of preferred stock underlying the holder’s depositary shares. The depository will endeavor, insofar as practicable, to vote the amount of preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action which may be deemed necessary by the depository to enable the depository to do so. The depository will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depository. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the depository may terminate a deposit agreement if all of the outstanding depositary shares have been redeemed or if there has been a final distribution in respect of our preferred stock in connection with our liquidation, dissolution, or winding up.

Charges of Depository

We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depository arrangements. We will pay the fees of the depository in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts. The depository may refuse to effect any transfer of a depositary receipt or any withdrawals of preferred stock evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or preferred stock are paid by their holders.

Miscellaneous

The depository will forward to the holders of depositary shares all of our reports and communications which are delivered to the depository and which we are required to furnish to the holders of our preferred stock.

Neither we nor the depository will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. All of our obligations as well as the depository’s obligations under the deposit agreement are limited to performance in good faith of our respective duties set forth in the deposit agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless provided with satisfactory indemnity. We, and the depository, may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depository

The depository may resign at any time by delivering to us notice of its election to do so, and we may remove the depository at any time. Any resignation or removal will take effect only upon the appointment of a successor depository and the successor depository’s acceptance of the appointment. Any successor depository must be a United States bank or trust company.

DESCRIPTION OF COMMON STOCK

The following summary of our common stock is qualified in its entirety by reference to the description of the common stock incorporated by reference in this prospectus.

General

We are authorized to issue 7,500,000,000 shares of common stock, par value $.01 per share, of which approximately 2.04 billion shares were outstanding on April 1, 2004. Our common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol “BAC.” Our common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. As of April 1, 2004, 416.5 million shares were reserved for issuance in connection with our various employee and director benefit plans, our Dividend Reinvestment and Stock Purchase Plan, the conversion of our outstanding convertible securities, and for other purposes. After taking into account the reserved shares, there were approximately 5.04 billion authorized shares of our common stock available for issuance as of April 1, 2004.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share. There are no cumulative voting rights. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters, including the election of directors. However, (1) amendments to our Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, and (2) a merger, dissolution, or the sale of all or substantially all of our assets must be approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting shares.

In the event of our liquidation, holders of our common stock will be entitled to receive pro rata any assets legally available for distribution to stockholders, subject to any prior rights of any preferred stock then outstanding.

Our common stock does not have any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights. All the outstanding shares of our common stock are, and upon proper conversion of any preferred stock, all of the shares of our common stock into which those shares are converted will be, validly issued, fully paid, and nonassessable.

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Dividends

Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of our common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as our board of directors may declare out of funds legally available for payments. Stock dividends, if any are declared, may be paid from our authorized but unissued shares.

REGISTRATION AND SETTLEMENT

Each debt security, warrant, unit, share of preferred stock, and depositary share in registered form will be represented either:

•	by one or more global securities representing the entire issuance of securities; or

•	by a certificate issued in definitive form to a particular investor.

Book-Entry System

Unless otherwise specified in a prospectus supplement, we will issue each security in book-entry only form. This means that we will not issue actual notes or certificates. Instead, we will issue global securities in registered form representing the entire issuance of securities. Each global security will be registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in that depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on their own behalf or on behalf of their customers.

If a security is registered on the books that we or the trustee, warrant agent, unit agent, depository, or other agent maintain in the name of a particular investor, we refer to that investor as the “holder” of that security. These persons are the legal holders of the securities. Consequently, for securities issued in global form, we will recognize only the depository as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depository. The depository passes along the payments it receives from us to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants are obligated to pass these payments along under agreements they have made with one another or with their customers, and they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities issued in book-entry form directly. Instead, they will own beneficial interests in a global security through a bank, broker, or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant in the depository’s book-entry system. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities. The depository will not have knowledge of the actual beneficial owners of the securities.

Certificates in Registered Form

In the future we may cancel a global security or issue securities initially in non-global, or certificated, form. We do not expect to exchange global securities for actual notes or certificates registered in the names of the beneficial owners of the global securities representing the securities unless:

•	the depository, such as The Depository Trust Company, New York, New York, which is known as “DTC,” notifies us that it is unwilling or unable to continue as depository for the global securities or we become aware that the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in any case we fail to appoint a successor to the depository within 60 calendar days;

•	we, in our sole discretion, determine that the global securities will be exchangeable for certificated securities; or

•	an event of default has occurred and is continuing with respect to the securities under the applicable Indenture or agreement.

Street Name Owners

When actual notes or certificates registered in the names of the beneficial owners are issued, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker, or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account that he or she maintains at that institution. For securities held in street name, we will recognize only the intermediary banks, brokers, and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any Indenture and the obligations, if any, of any warrant agents, unit agents, depository, and any other third parties employed by us, the trustee, or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, who hold the securities in street name, or who hold the securities by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect owners, but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose, such as to amend the Indenture for a series of debt securities or the warrant agreement for a series of warrants or the unit agreement for a series of units or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an Indenture, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders. When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker, or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles payments on your securities and notices;

•	whether you can provide contact information to the registrar to receive copies of notices directly;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if required;

•	whether and how you can instruct it to send you the securities registered in your own name so you can be a holder, if that is permitted at any time;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Depositories for Global Securities

Each security issued in book-entry form and represented by a global security will be deposited with, and registered in the name of, one or more financial institutions or clearing systems, or their nominees, which we will select. These financial institutions or clearing systems that we select for any security are called “depositories.” Each series of securities will have one or more of the following as the depositories:

•	DTC;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream, Luxembourg”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositories named above also may be participants in one another’s systems. For example, if DTC is the depository for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg as DTC participants. The depository or depositories for your securities will be named in the applicable prospectus supplement. If no depository is named, the depository will be DTC.

The Depository Trust Company

The following is based on information furnished to us by DTC:

DTC will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s partnership nominee, or any other name as may be requested by an authorized representative of DTC. Generally, one fully registered global security will be issued for each issue of the securities, each in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of the issue.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over two million issues of United States and non-United States equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants. This eliminates the need for physical movement of certificates representing securities. Direct participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The beneficial interest of each actual purchaser of each security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. A beneficial owner, however, is expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in the securities, except if the use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of DTC, Cede & Co., or any other DTC nominee will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the regular record date. These participants are identified in a listing attached to the omnibus proxy.

We will make payments of principal, any premium, interest, or other amounts on the securities in immediately available funds directly to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name. These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC, is our responsibility. Disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

DTC may discontinue providing its services as depository for the securities at any time by giving us reasonable notice. If this occurs, and if a successor securities depository is not obtained, we will print and deliver certificated securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Clearstream, Luxembourg and Euroclear

Each series of securities represented by a global security sold or traded outside the United States may be held through Clearstream, Luxembourg or Euroclear, which provide clearing, settlement, depository, and related services for internationally traded securities. Both Clearstream, Luxembourg and Euroclear provide a clearing and settlement organization for cross-

border bonds, equities, and investment funds. Clearstream, Luxembourg is incorporated under the laws of Luxembourg. Euroclear is incorporated under the laws of Belgium.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe that clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Euroclear and Clearstream, Luxembourg may be depositories for a global security. In addition, if DTC is the depository for a global security, Euroclear and Clearstream, Luxembourg may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, Luxembourg as depository, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream, Luxembourg is the depository for a global security and there is no depository in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg on one hand, and participants in DTC, on the other hand, when DTC is the depository, also would be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, United States investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the United States and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depository and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, Luxembourg if DTC is the depository), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities. Instead, we deal only with the depository that holds the global security. If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations described above;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of any legal rights relating to the securities;

•	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depository’s policies will govern payments, deliveries, transfers, exchanges, notices, and other matters relating to an investor’s interest in a global security, and those policies may change from time to time;

•	we, the trustee, any warrant agents, and any unit agents will not be responsible for any aspect of the depository’s policies, actions, or records of ownership interests in a global security;

•	we, the trustee, any warrant agents, and any unit agents do not supervise the depository in any way;

•	the depository will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depository’s book-entry system and through which an investor holds his or her interest in the global securities, directly or indirectly, also may have their own policies affecting payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities. Those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, Luxembourg, when DTC is the depository, Euroclear or Clearstream, Luxembourg, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Registration, Transfer, and Payment of Certificated Notes

If we ever issue securities in certificated form, those securities may be presented for registration, transfer, and payment at the office of the registrar or at the office of any transfer agent we designate and maintain. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any securities at any time.

We will not be required to issue, exchange, or register the transfer of any security to be redeemed for a period of 15 calendar days before the selection of the securities to be redeemed. In addition, we will not be required to exchange or register the transfer of any security that was selected, called, or is being called for redemption, except the unredeemed portion of any security being redeemed in part.

We will pay principal, any premium, interest, and any amounts payable on any certificated securities at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a security on any interest payment date to the person in whose name the security is registered at the close of business on the regular record date for that payment.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The underwriters, dealers, or agents may be Banc of America Securities LLC or any of our other affiliates.

Each prospectus supplement relating to an offering of securities will state the terms of the offering, including:

•	the names of any underwriters, dealers, or agents;

•	the public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;

•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents; and

•	any securities exchange on which the offered securities may be listed.

Distribution Through Underwriters

We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless otherwise stated in the prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution Through Dealers

We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the prospectus supplement.

Distribution Through Agents

We may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale and describe any commissions payable by us in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

Direct Sales

We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act of 1933, for any resale of the securities. We will describe the terms of any of those sales in the prospectus supplement.

General Information

Underwriters, dealers, or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

Ordinarily, each series of offered securities will be a new issue of securities and will have no established trading market.

To facilitate offering the securities in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the offered securities or any other securities. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the offered securities for the underwriters’ own account.

•	An underwriter may place a stabilizing bid to purchase an offered security for the purpose of pegging, fixing, or maintaining the price of that security.

•	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the offered securities by bidding for, and purchasing, the offered securities or any other securities in the open market in order to reduce a short position created in connection with the offering.

•	The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters to whom the offered securities are sold for offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. The offered securities may or may not be listed on a securities exchange. We cannot assure you that there will be a liquid trading market for the offered securities.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution for payments the underwriters or agents may be required to make.

One of our subsidiaries, Banc of America Securities LLC, is a broker-dealer and a member of the National Association of Securities Dealers, Inc. Each initial offering and any remarketing of securities involving any of our broker-dealer subsidiaries, including Banc of America Securities LLC, will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate. Following the initial distribution of securities, our affiliates, including Banc of America Securities LLC, may buy and sell the securities in market-making transactions as part of their business as a broker-dealer. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold.

This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales related to market-making transactions in the securities, including block positioning and block trades, to the extent permitted by applicable law. Any of our affiliates may act as principal or agent in those transactions. None of Banc of America Securities LLC or any other member of the National Association of Securities Dealers, Inc. participating in the distribution of the securities will execute a transaction in the securities in a discretionary account without specific prior written approval of that customer.

The aggregate initial offering price specified on the cover of this prospectus relates to the initial offering of the securities not yet issued as of the date of this prospectus. This amount does not include the securities to be sold in market-making transactions. Securities sold in market-making transactions include securities issued after the date of this prospectus as well as securities previously issued.

We will provide information to the purchaser about the trade and settlement dates, as well as the purchase price, for a market-making transaction in a separate confirmation of sale.

Unless we or our agent inform you in your confirmation of sale that the security is being purchased in its original offering and sale, you may assume that you are purchasing the security in a market-making transaction.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.bankofamerica.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

You also can inspect reports and other information we file at the offices of The New York Stock Exchange, Inc., 20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with it. This means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2003;

•	our current reports on Form 8-K filed January 2, 2004, January 15, 2004, January 29, 2004, February 17, 2004, February 19, 2004, March 2, 2004, March 10, 2004, March 15, 2004, March 18, 2004, March 22, 2004, March 23, 2004, March 30, 2004, April 1, 2004 (as amended on April 14, 2004), April 9, 2004, and April 14, 2004 (other than those portions furnished under Item 9 or Item 12 of Form 8-K); and

•	the description of our common stock which is contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as modified on our current report on Form 8-K dated March 30, 2004.

We also incorporate by reference reports that we will file under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, but not any information that we may furnish under Item 9 or Item 12 of Form 8-K.

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial position, and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation

Corporate Treasury Division

NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5972

FORWARD-LOOKING STATEMENTS

This prospectus and all accompanying prospectus supplements contain or incorporate by reference statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effect of our results, performance, or achievements, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements, is contained under the caption “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of our annual report.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

LEGAL OPINIONS

The legality of the securities will be passed upon for us by Helms Mulliss & Wicker, PLLC, Charlotte, North Carolina, and for the underwriters or agents by Morrison & Foerster LLP, New York, New York. As of the date of this prospectus, certain members of Helms Mulliss & Wicker, PLLC, beneficially own less than one-tenth of 1% of our outstanding shares of common stock.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2003 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

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You should rely only on the information incorporated by reference or provided in this global prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this global prospectus supplement and the attached prospectus is accurate as of any date other than the date on the front of this document.

Our affiliates, including Banc of America Securities Limited, will deliver this global prospectus supplement and the attached prospectus for offers and sales in the secondary market.

€1,000,000,000

4 3/4% Fixed / Floating Rate Callable

Subordinated Notes,

due 2019

GLOBAL PROSPECTUS SUPPLEMENT

Sole Book-Runner

Banc of America Securities Limited

Banca IMI

Banco Bilbao Vizcaya Argentaria, S.A.

BNP PARIBAS

Credit Suisse First Boston

HVB Corporates & Markets

ING Financial Markets

Santander Central Hispano

The Royal Bank of Scotland

April 27, 2004